UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

 Exchange Act of 1934 (Amendment No.   )

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MAKO Surgical Corp.

  (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2555 Davie Road

Ft. Lauderdale, Florida 33317

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, June 16, 2011
TIME	10:00 a.m., Eastern Time
PLACE	2555 Davie Road Fort Lauderdale, Florida 33317
ITEMS OF BUSINESS	Proposal 1.	To elect three Class I directors, each to serve until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified;
	Proposal 2.	To approve by non-binding advisory vote the compensation of our named executive officers;
	Proposal 3.	To approve by non-binding advisory vote the frequency of future advisory votes on the compensation of our named executive officers;
	Proposal 4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and
	Proposal 5.	To consider and act upon any other business properly brought before the annual meeting or at any adjournment or postponement of the annual meeting.
RECOMMENDATIONS OF THE BOARD	Our Board of Directors recommends a vote as follows:
	Proposal 1.	FOR the election of each of the director nominees;
	Proposal 2.	FOR approval of the compensation of our named executive officers;
	Proposal 3.	For future advisory votes on the compensation of our named executive officers to be held EVERY YEAR; and
	Proposal 4.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.
RECORD DATE

You are entitled to vote at the 2011 annual meeting of stockholders, and at any adjournment or postponement of the meeting, if you were a stockholder at the close of business on Monday, April 18, 2011.

ADMISSION

Admission to the annual meeting will be limited to stockholders and our invited guests. If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of MAKO Surgical Corp. common stock as of April 18, 2011, as well as a proxy from the record holder to you, for admission to the annual meeting. Please be prepared to provide this documentation if requested.

VOTING BY PROXY

Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the proxy statement and the instructions on your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON JUNE 16, 2011	This notice of meeting, the proxy statement, the proxy card and our 2010 annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors, MAKO Surgical Corp.

Menashe R. Frank Secretary

Fort Lauderdale, Florida
April 28, 2011

This Notice of Annual Meeting of Stockholders, attached proxy statement and accompanying proxy card are being distributed on or about April 28, 2011.

PROXY STATEMENT

_________________

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 16, 2011

___________________________

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:

The enclosed proxy statement is being solicited on behalf of the Board of Directors of MAKO Surgical Corp. (“MAKO,” “we,” “us” or “our company”), a Delaware corporation, and is for use at our 2011 annual meeting of stockholders. The annual meeting will take place at 10:00 a.m., Eastern Time, on June 16, 2011 at our headquarters, 2555 Davie Road, Fort Lauderdale, Florida 33317. You are invited to attend the annual meeting and requested to vote on the proposals described in this proxy statement.

Q:	Are proxy materials available on the Internet?
A:	Yes. Your proxy card contains a control number that provides you with access to www.proxyvote.com, where you may view this proxy statement and our 2010 annual report and vote online.
Q:	What is the proxy card?
A:

The proxy card enables you to appoint Menashe R. Frank and Fritz L. LaPorte as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Messrs. Frank and LaPorte, as your proxies, to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What does it mean if I receive more than one proxy card?
A:

It means that you hold your shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:	Who can vote at the annual meeting?
A:

Stockholders of record who owned shares of MAKO common stock on April 18, 2011 may vote at the annual meeting. As of April 18, 2011, there were 40,950,766 shares of MAKO common stock outstanding, each entitled to one vote.

Q:	How many shares must be present to hold the annual meeting?
A:

To hold the annual meeting and conduct business, a majority of our outstanding shares as of April 18, 2011, or 20,475,384 shares, must be present in person or by proxy at the meeting. This is called a quorum. Shares are counted as present at the meeting if the stockholder either:

• Is present and votes in person at the meeting; or
• Has properly submitted a proxy; or
• Has voted by telephone or over the Internet.
Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum.

Q:	What am I voting on?
A:	We are asking you to vote on the following items:
• Proposal 1: The election of three Class I directors to serve until the 2014 annual meeting of stockholders and until their successors are duly elected and qualified;
• Proposal 2: The approval of the compensation of our named executive officers;
• Proposal 3: The frequency of future advisory votes on the compensation of our named executive officers;
• Proposal 4: The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011; and
Any other business properly brought before the annual meeting or at any adjournment or postponement of the annual meeting.
Q:	What are the voting choices on Proposal 1 and what vote is needed to elect the director nominees?
A:

You may vote either FOR each director nominee or WITHHOLD your vote from any one or more of the nominees.  Each of the three director nominees will be elected to our Board of Directors by a plurality of the votes cast. This means that the three nominees receiving the highest number of votes FOR election will be elected (assuming a quorum is present).  Abstentions and broker non-votes are not considered as FOR votes or WITHHOLD votes for the nominees and will have no effect on the election of directors. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, your shares will not be voted on Proposal 1.

Q:	What are the voting choices on Proposal 2, the non-binding advisory vote on the compensation of our named executive officers, and what vote is needed for approval?
A:

You may vote FOR, AGAINST, or ABSTAIN on Proposal 2. The compensation of our named executive officers will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval (assuming a quorum is present). Since the vote on Proposal 2 is advisory in nature, the results will not be binding on our Board of Directors or compensation committee.  However, if there is a significant vote against our executive compensation policies and procedures, our Board of Directors and the compensation committee will carefully evaluate whether any actions are necessary to address those concerns.  If you abstain from voting on Proposal 2, it will have the same effect as a vote AGAINST Proposal 2. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, your shares will not be voted on Proposal 2, and this will have the same effect as a vote AGAINST Proposal 2.

Q:	What are the voting choices on Proposal 3, the non-binding advisory vote on the frequency of future advisory votes on the compensation of our named executive officers?
A:

You may vote ONE YEAR, TWO YEARS, THREE YEARS, or ABSTAIN on Proposal 3. The choice among these four choices that receives the highest number of votes will be considered by our Board of Directors and the compensation committee as the stockholders’ recommendation as to the frequency of future advisory votes on the compensation of our named executive officers.  Since the vote on Proposal 3 is advisory in nature, the results will not be binding on our Board of Directors.  However, our Board of Directors and the compensation committee will review and consider the outcome of this vote when making determinations as to the frequency of future advisory votes on the compensation of our named executive officers.  Abstentions will have no effect on Proposal 3.  If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, your shares will not be voted, and will have no effect, on Proposal 3.

Q:	What are the voting choices on Proposal 4 and what vote is needed to ratify the appointment of the independent auditors?
A:

You may vote FOR, AGAINST, or ABSTAIN on Proposal 4. The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011 will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval (assuming a quorum is present).  If you abstain from voting on this Proposal, it will have the same effect as a vote AGAINST the Proposal. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares has the authority to vote your shares in its discretion.

Q:	What is the difference between holding shares as a registered shareholder and holding shares in street name?
A:	If your shares are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a registered shareholder of those shares.

If your shares are held by a broker, bank, or other nominee, you hold those shares in street name. Your broker, bank, or other nominee will ask you how you want your shares to be voted. If you provide the broker, bank, or other nominee with voting instructions, your shares will be voted as you direct. If you do not provide voting instructions, one of two things can happen, depending on the type of proposal:

• on the ratification of the appointment of the independent auditor (Proposal 4), your broker, bank, or other nominee may vote your shares in its discretion; and
•

on all other proposals (Proposal 1, Proposal 2, and Proposal 3), your broker, bank, or other nominee may not vote your shares in its discretion, and as a result, your shares will not be voted on these proposals.

Q:	How do I vote?
A:	BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope.
BY TELEPHONE: Please follow the “Vote by Phone” instructions that accompanied your proxy card. If you vote by telephone, you do not have to mail in your proxy card.
BY INTERNET: Please follow the “Vote by Internet” instructions that accompanied your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON: We will pass out a written ballot to anyone who wants to vote in person at the annual meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting.

Q:	How will my shares be voted?
A:

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal that is not on the proxy card is properly presented for a vote at the annual meeting, your shares will be voted in the best judgment of Messrs. Frank and LaPorte. If you submit your proxy card but do not mark your voting instructions on the proxy card, your shares will be voted as follows:

• FOR the named nominees as directors;
• FOR approval of the compensation of our named executive officers;
• For future advisory votes on the compensation of our named executive officers to be held EVERY YEAR;
• FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for 2011; and
• According to the best judgment of Messrs. Frank and LaPorte if a proposal that is not on the proxy card comes up for a vote at the meeting.
Q:	Can I change my vote?
A:	You may revoke your proxy and change your vote by:
• Signing another proxy card with a later date and returning it before the polls close at the annual meeting;
•

Voting on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted by the deadline printed on your proxy card and prior to the annual meeting will be counted); or

• Voting in person at the annual meeting.
Your presence at the annual meeting will not in itself revoke your proxy.

Q:	Will my shares be voted if I do not provide my proxy?
A:	If you are a registered shareholder, your shares will not be voted unless you vote as instructed above, or attend the Annual Meeting and vote your shares in person, so please vote your shares.

If you hold your shares in street name, your broker, bank, or other nominee may vote on your behalf only on routine matters if you do not furnish voting instructions. For the Annual Meeting, only the ratification of the appointment of the independent registered public accounting firm (Proposal 4) is considered a routine matter. All other proposals are considered non-routine matters. As a result, if you hold shares of our common stock in street name and do not provide voting instructions to your broker, bank, or other nominee, your shares will not be voted on Proposals 1, 2, and 3, so please vote your shares.

Q:	Who counts the votes?
A:

Voting results will be tabulated and certified by a representative of Broadridge Financial Solutions, Inc., who was appointed by our Board of Directors to act as the Inspector of Elections for the annual meeting.

Q:	Where can I find the voting results of the annual meeting?
A:

The preliminary voting results will be announced at the annual meeting. The final voting results will be tallied by the Inspector of Elections and disclosed in a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission, or SEC, within four business days after the annual meeting.

Q:	Who will bear the cost of soliciting votes for the meeting?
A:

We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable and customary fees and expenses in forwarding proxy materials to our stockholders. We do not intend to engage a proxy solicitation firm. Our employees may solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

Q:	When are stockholder proposals due for next year’s annual meeting?
A:

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, may submit to our Board of Directors proposals to be considered for submission to the stockholders at, and included in the proxy materials for, our 2012 annual meeting of stockholders. In order to be considered for inclusion in the proxy materials to be disseminated by our Board of Directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, Florida 33317 no later than December 30, 2011.

In addition, our bylaws also provide for separate procedures a stockholder must follow to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these bylaw provisions, the stockholder’s notice must be received by our corporate secretary at our principal executive offices at the address set forth above no later than December 30, 2011. Our bylaws specify requirements as to the form and content of a stockholder’s notice. If we do not receive the notice on a timely basis or if the notice does not otherwise comply with our bylaws, we will not be required to present the proposal at the 2012 annual meeting.

We were not notified by any stockholder of the intention to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants Messrs. Frank and LaPorte discretionary authority to vote the proxies held by them on any matter properly brought before the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 18, 2011 by: (i) each director and nominee; (ii) each of the executive officers named in the 2010, 2009, and 2008 Summary Compensation Table set forth below under “Executive Compensation,” referred to as a named executive officer; (iii) all of the directors, nominees, and executive officers as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules require inclusion of shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days after April 18, 2011, which is June 17, 2011. These shares are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person or entity listed in the table is c/o MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, FL 33317.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Current Directors
S. Morry Blumenfeld, Ph.D.(1)	779,020	1.90%
Christopher C. Dewey(2)	894,156	2.18%
Charles W. Federico(3)	37,359	*
Maurice R. Ferré, M.D.(4)	1,612,022	3.90%
John G. Freund, M.D.(5)	4,449,156	10.70%
Frederic H. Moll, M.D.(6)	254,021	*
Richard R. Pettingill(7)	2,475	*
William D. Pruitt(7)	15,399	*
John J. Savarese, M.D.(8)	2,694,521	6.51%
Named Executive Officers Who Are Not Directors
Fritz L. LaPorte(7)	279,129	*
Ivan Delevic(9)	69,395	*
James E. Keller(7)	21,562	*
Richard Leparmentier(10)	22,668	*
All Directors, Nominees, and Executive Officers as a Group (16 persons) (11)	11,627,697	26.65%
Other Beneficial Owners
Entities affiliated with FMR LLC(12)	5,932,122	14.49%
82 Devonshire Street Boston, MA 02109
Entities affiliated with Gilder, Gagnon, Howe & Co. LLC(13)	2,964,041	7.24%
3 Columbus Circle, 26th Floor New York, NY 10019
Entities affiliated with Montreux Equity Partners(14)	2,688,502	6.49%
Attn: John J. Savarese, M.D. 3000 Sand Hill Road Building 1, Suite 260 Menlo Park, CA 94025-7073
Skyline Venture Partners V, L.P.(15)	4,425,856	10.64%
Attn: John G. Freund, M.D. 525 University Avenue, Suite 520 Palo Alto, CA 94301

__________________________

*	Denotes less than 1%.
(1)

Consists of (a) 72,147 shares held by MediTech Advisors LLC in trust for its partners, (b) 703,573 shares held by Ziegler MediTech Equity Partners LP, which includes 64,516 shares that Ziegler MediTech Equity Partners LP has the right to acquire through the exercise of warrants, and (c) 3,300 shares that Mr. Blumenfeld has the right to acquire through the exercise of vested options. The partners of MediTech Advisors LLC are Eitan Machover, Samuel Cubac, Grosvenor LLC and Allandale Ltd. The members of Grosvenor LLC are Dr. Blumenfeld and certain of his family members. The general partner of Ziegler MediTech Equity Partners LP is Ziegler MediTech Partners, LLC. The board of managers of Ziegler MediTech Partners LLC consists of Dr. Blumenfeld, Eitan Machover, Sam Cubac, S. Charles O’Meara, Donald I. Grande and Thomas S. Ross. The partners of MediTech Advisors LLC, Dr. Blumenfeld and the other directors of Ziegler MediTech Partners LLC may be deemed to share voting and investment power over the shares held by MediTech Advisors LLC and Ziegler MediTech Equity Partners LP. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(2)

Includes 117,634 shares that Mr. Dewey has the right to acquire through the exercise of warrants and 3,300 shares that Mr. Dewey has the right to acquire through the exercise of vested options.  Mr. Dewey has pledged 700,000 shares to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(3)	Includes 27,359 shares that Mr. Federico has the right to acquire through the exercise of vested options.
(4)

Consists of (a) 1,159,333 shares of restricted common stock (of which 509,220 shares will be unvested as of June 17, 2011) issued to Dr. Ferré in connection with his employment, (b) 17,065 shares of unrestricted common stock purchased by Dr. Ferré, (c) 429,993 shares that Dr. Ferré has the right to acquire through the exercise of vested options, and (d) 5,631 shares that Dr. Ferré has the right to acquire through the exercise of warrants. Dr. Ferré has pledged all 650,113 vested shares of restricted common stock to a third party lender as collateral to secure any amounts that may become outstanding under a personal loan.

(5)

Consists of (a) 4,425,856 shares held by Skyline Venture Partners V, L.P., which includes 630,607 shares that Skyline Venture Partners V, L.P. has the right to acquire through the exercise of warrants, (b) 20,000 shares held by Freund/Grais Family Trust, and (c) 3,300 shares that Mr. Freund has the right to acquire through the exercise of vested options.  Dr. Freund is a Managing Director of Skyline Venture Management V, LLC, the general partner of Skyline Venture Partners V, L.P. and may be deemed to share voting and investment power over the shares held by Skyline Venture Partners V, L.P. Dr. Freund disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

(6)	Includes (a) 19,344 shares that Dr. Moll has the right to acquire through the exercise of warrants and (b) 17,209 shares that Dr. Moll has the right to acquire through the exercise of vested options.
(7)	Represents shares that may be acquired through the exercise of vested options.
(8)

Consists of (a) 2,658,826 shares held by Montreux Equity Partners IV, L.P. (“MEP IV”), which includes 420,157 shares that MEP IV has the right to acquire through the exercise of warrants, (b) 29,676 shares held by Montreux IV Associates, L.L.C. (“Associates IV”), which Associates IV has the right to acquire through the exercise of warrants, (c) 2,719 shares held by Mr. Savarese, and (d) 3,300 shares that Mr. Savarese has the right to acquire through the exercise of vested options.  Montreux Equity Management IV, LLC (“MEM IV”) is the sole general partner of MEP IV and the manager of Associates IV. Daniel K. Turner III, Howard D. Palefsky, Manish Chapekar and John J. Savarese are the managers of MEM IV and may be deemed to share voting and investment power over the shares held by each of MEP IV and Associates IV. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest.

(9)	Includes 67,749 shares that Mr. Delevic has the right to acquire through the exercise of vested options.
(10)	Includes 21,562 shares that Mr. Leparmentier has the right to acquire through the exercise of vested options.
(11)	Includes exercisable options to purchase 1,385,751 shares of our common stock and exercisable warrants to purchase 1,287,565 shares of our common stock.
(12)

Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 5,932,122 shares of our common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the “Funds”).  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Funds each has sole power to dispose of the 5,932,122 shares owned by the Funds. Members of the family of

Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.  Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(13)

Based on Schedule 13G filed with the SEC on March 10, 2011 by Gilder, Gagnon, Howe & Co. LLC (“GGHC”). The shares reported include 2,687,914 shares held in customer accounts over which partners and/or employees of GGHC have discretionary authority to dispose of or direct the disposition of the shares, 173,549 shares held in accounts owned by the partners of GGHC and their families, and 102,578 shares held in the account of the profit-sharing plan of GGHC.

(14)

Consists of (a) 2,658,826 shares held by MEP IV, which includes 420,157 shares that MEP IV has the right to acquire through the exercise of warrants, and (b) 29,676 shares held by Associates IV, which Associates IV has the right to acquire through the exercise of warrants.

(15)	Consists of 4,425,856 shares held by Skyline Venture Partners V, L.P., which includes 630,607 shares that Skyline Venture Partners V, L.P. has the right to acquire through the exercise of warrants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and officers, and persons who beneficially own more than 10% of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to the company and written representations of the reporting persons, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with during 2010.

PROPOSAL ONE - ELECTION OF DIRECTORS

General Information

Our Board of Directors currently has nine authorized seats and is divided into three classes, with three Class I directors, three Class II directors, and three Class III directors.  The term of our three Class I directors will expire at the 2011 annual meeting and three Class I nominees are to be elected at the annual meeting to serve a three-year term expiring at the 2014 annual meeting of stockholders and until a successor has been elected and qualified. S. Morry Blumenfeld, Ph.D., John G. Freund, M.D., and William D. Pruitt have been nominated by our Board of Directors to serve as Class I directors.

Unless our stockholders specify otherwise, the shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors. Our Board of Directors has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected. However, if any nominee should be unable to serve or will not serve, then the shares represented by the accompanying proxy will be voted for another nominee, if any, selected by our Board of Directors.

Each director will be elected by a plurality of the votes cast at the annual meeting (assuming a quorum is present). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors.

The names of the nominees and directors, their ages as of April 18, 2011 and certain other information about them are set forth below.

Our Board of Directors unanimously recommends that the nominees identified below be elected as directors and urges you to vote “FOR” them. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” these nominees.

Nominees and Directors Continuing in Office

Name of Nominee or Director	Age	Principal Occupation	Director Since
Class I Director Nominees with term expiring at the 2011 annual meeting:
S. Morry Blumenfeld, Ph.D.	73	Founder, Meditech Advisors LLC and Meditech Advisors Management LLC	2005
John G. Freund, M.D.	57	Managing Director, Skyline Ventures	2008
William D. Pruitt	70	President, Pruitt Enterprises, LP	2008
Class II Directors with term expiring at the 2012 annual meeting:
Charles W. Federico(1)	62	Former President and Chief Executive Officer, Orthofix International N.V.; Director, Orthofix International N.V.	2007
Maurice R. Ferré, M.D.	50	Chairman of the Board, President, and Chief Executive Officer, MAKO Surgical Corp.	2004
Frederic H. Moll, M.D.	59	Executive Chairman of the Board, Hansen Medical, Inc.	2007
Class III Directors with term expiring at the 2013 annual meeting:
Christopher C. Dewey	66	Former Vice Chairman, National Holdings Corporation	2004
Richard R. Pettingill	62	Former President and Chief Executive Officer, Allina Hospitals and Clinics	2010
John J. Savarese, M.D.	42	Managing Director, Montreux Equity Partners	2008

__________________________

(1)	Independent Lead Director

The principal occupations and positions for at least the past five years of our directors and director nominees are described below. There are no family relationships among any of our directors or executive officers.

Class I Director Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

S. Morry Blumenfeld, Ph.D. has served as one of our directors since July 2005. In 2003, Dr. Blumenfeld founded Meditech Advisors LLC and Meditech Advisors Management LLC, a member of Ziegler MediTech Partners, LLC, the sole general partner of Ziegler Meditech Equity Partners, LP, a private equity fund specializing in investments in healthcare and medical device companies. In April 2002, Dr. Blumenfeld retired as Managing Director of GE Medical Systems in Israel after more than thirty-four years with the company, where he helped initiate both GE’s CT and MR business lines. Currently, he serves on the Board of Directors of a number of medical device and technology companies, including Oridion Systems Ltd., where he is a member of the compensation committee, Itamar Medical, Aposense LTD, and several private companies. Dr. Blumenfeld holds a B.A.Sc in engineering physics and a Ph.D. in molecular physics from the University of Toronto.  Dr. Blumenfeld’s leadership experience and international business, corporate transactions, and corporate governance expertise garnered from his business experience, as well as his familiarity with our industry, led to the conclusion that he should serve as a director of our company.

John G. Freund, M.D. has served as one of our directors since October 2008.  Since 1997, Dr. Freund has been a Managing Director of Skyline Ventures, a venture capital firm.  From September 1995 to September 1997, Dr. Freund was a Managing Director in the Alternative Assets Group at Chancellor Capital Management, an investment firm.  In 1995, Dr. Freund co-founded Intuitive Surgical, Inc., a medical device company, and served on Intuitive's board of directors until March 2000. From June 1988 to December 1994, Dr. Freund held various positions at Acuson Corporation, a medical device company, including Executive Vice President. From 1982 to 1988, Dr. Freund was at Morgan Stanley & Co., Inc., an investment banking firm, where he was the co-founder of the Healthcare Group in the Corporate Finance Department and later was the original healthcare partner at Morgan Stanley Venture Partners, a venture capital firm affiliated with Morgan Stanley.  Dr. Freund served on the board of directors of Hansen Medical, Inc., a medical device company, from November 2002 to March 2010 and is currently a director and member of the audit committee and the nominating and corporate governance committee of XenoPort Inc., a biotech company, a director and member of the nominating and corporate governance committee of MAP Pharmaceuticals, Inc., a biotech company, a director and member of the contracts and governance committee and the nominating committee of the SmallCap World Fund, and a director and member of the contracts committee and the nominating and governance committee of each of The Growth Fund of America, Inc. and Fundamental Investors, Inc., each of which are U.S.-registered investment funds.  Dr. Freund also is a director of a number of private companies. Dr. Freund received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982, where he was a Baker Scholar.  Skyline Ventures was one of the investors in our October 2008 private placement.  In connection with the private placement, we agreed that Skyline Ventures was entitled to appoint one representative to our Board of Directors so long as its affiliated funds hold at least 25% of the shares of our common stock that they purchased in the private placement.  Dr. Freund was appointed to our Board pursuant to that agreement. We believe that Dr. Freund is qualified to serve as a director of our company due to his leadership experience in the life sciences industry, his experience as a director of several other medical device and biotech companies, his medical background, and his resulting skills in the areas of business development, corporate transactions, corporate communications, and enterprise risk management.

William D. Pruitt has served as one of our directors since June 2008.  Mr. Pruitt is president of Pruitt Enterprises, LP.  Mr. Pruitt is currently a director, chairman of the audit committee, and a member of the compensation committee of Swisher Hygiene, Inc., a provider of hygiene products. Mr. Pruitt served as chairman of the audit committee and a member of the compensation committee of The PBSJ Corporation, an international professional services firm, until its sale in 2010 and chairman of the audit committee of Kos Pharmaceuticals, Inc., a fully integrated specialty pharmaceutical company, until its sale in 2006. He also was chairman of the audit committee for Adjoined Consulting, Inc., a full-service management consulting firm, until it was merged into Kanbay International, a global consulting firm, in February 2006. Mr. Pruitt currently serves as a director and chairman of the audit committee of Coral Gables Trust Company and a director of Auxis, Inc. and Greensmith Energy Management Systems.  From 2002 to 2004, Mr. Pruitt provided market consultancy services to Ernst & Young LLP, our independent registered public accounting firm. From 1980 to 1999, Mr. Pruitt served as the managing partner for the Florida, Caribbean and Venezuela operations of the independent auditing firm of Arthur Andersen LLP.  Mr. Pruitt holds a Bachelor of Business

Administration from the University of Miami and is a Certified Public Accountant (inactive). Mr. Pruitt’s experience in financial matters as a certified public accountant and as a former managing partner of an accounting firm and the skills he acquired through these positions in the areas of financial matters, public accounting, corporate transactions and enterprise risk management, as well as his background as a director and audit committee member of publicly-traded companies, led to the conclusion that he should serve as a director of our company.

Class II Directors with a Term Expiring at the 2012 Annual Meeting of Stockholders

Charles W. Federico, our independent Lead Director, has served as one of our directors since June 2007. From 2001 to April 2006, Mr. Federico served as President and Chief Executive Officer of Orthofix International N.V., a global diversified medical device company, and, from 1996 to 2001, President of Orthofix Inc. From 1985 to 1996, Mr. Federico was President of Smith & Nephew Endoscopy (formerly Dyonics, Inc.). From 1981 to 1985, Mr. Federico served as Vice President of Dyonics. Previously, he held management and marketing positions with General Foods Corporation, Puritan Bennett Corporation and LSE Corporation. Mr. Federico is a Trustee of the Orthopedic Research and Education Foundation and was a corporate governance panel member at the 2009 Florida Directors Institute.  Mr. Federico is a director of Orthofix International N.V., chairman of the board and a member of the nominating and corporate governance and compensation committees of SRI/Surgical Express, Inc., and a director, chairman of the compensation committee, and member of the audit committee of BioMimetic Therapeutics, Inc. Mr. Federico previously served as the lead director and a member of the compensation and audit committees of Power Medical Interventions, Inc. and as a director of Alveolus, Inc. Mr. Federico holds a B.S. in marketing from Fordham University.  Mr. Federico’s leadership experience in the public and private sectors, his substantial career as an executive of a publicly traded medical device company, his experience serving on the board of directors for both public and private companies, and his resulting skills in the areas of corporate governance, corporate transactions, and enterprise risk management, as well his familiarity with our industry, led to the conclusion that he should serve as a director of our company.

Maurice R. Ferré, M.D. our founding President, Chief Executive Officer and Chairman of our Board of Directors, has been with us since our inception in November 2004. In May 2004, Dr. Ferré became Chief Executive Officer of Z-KAT, Inc., a surgical navigation medical device company that incorporated MAKO Surgical Corp. Dr. Ferré served as Vice President of Strategic Development at GE Navigation, a division of GE Healthcare, from April 2002 until April 2004. In 1993, Dr. Ferré founded Visualization Technology, Inc., a medical device company for image-guided surgery, and served as its Chief Executive Officer until the company was acquired by GE Healthcare in April 2002. Dr. Ferré holds a B.A. in biology from Bennington College and a Masters in Public Health and an M.D. from Boston University.  Dr. Ferré’s experience as an executive of our company and other medical device companies and his resulting skills in the areas of corporate transactions, operations and manufacturing, business development, brand marketing, corporate communications and enterprise risk management, along with his familiarity with our business and industry and role as our President and Chief Executive Officer, led to the conclusion that he should serve as a director of our company and Chairman of the Board.

Frederic H. Moll, M.D. has served as one of our directors since August 2007. Dr. Moll currently serves as executive chairman of the board of directors of Hansen Medical, Inc., a medical robotics company.  Dr. Moll co-founded Hansen Medical, Inc. in September 2002 and served as its Chief Executive Officer through June 2010.  In November 1995, Dr. Moll co-founded Intuitive Surgical, Inc., a medical device company, and served as its first Chief Executive Officer and later, its Vice President and Medical Director until September 2003. In 1989, Dr. Moll co-founded Origin Medsystems, Inc., a medical device company, which later became an operating company within Guidant Corporation, a medical device company, following its acquisition by Eli Lilly in 1992. Dr. Moll served as Medical Director of Guidant’s surgical device division until November 1995. Dr. Moll holds a B.A. from the University of California, Berkeley, an M.S. from Stanford University and an M.D. from the University of Washington School of Medicine.  Dr. Moll’s leadership experience in the medical device industry, his long career as an executive of a publicly-traded company, his medical background, and his resulting skills in the areas of business development, corporate transactions, corporate communications and enterprise risk management led to the conclusion that he should serve as a director of our company.

Class III Directors with a Term Expiring at the 2013 Annual Meeting of Stockholders

Christopher C. Dewey has served as one of our directors since our inception in November 2004. From January 2007 to April 2011, Mr. Dewey served as Vice Chairman of the board of directors of National Holdings Corporation, a financial services organization operating through its subsidiary, National Securities. From December 2006 to December 2008, Mr. Dewey served as acting Chief Executive Officer and director of Z-KAT, Inc., a surgical navigation medical device company that incorporated MAKO Surgical Corp. Mr. Dewey has over twenty-five years of experience in finance, most recently as Executive Vice President of Jefferies & Company, Inc., the principal operating subsidiary of Jeffries Group, Inc., a securities and investment banking firm, from 1994 to December 2006. Mr. Dewey co-founded several companies, including Robotic Ventures LLC, Bonds Direct Securities LLC and Cannon Group Inc., a motion picture company that went public in 1972. Mr. Dewey currently serves on the board of Orthosensor, Inc., a medical device company. Mr. Dewey holds an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Dewey’s long career in the financial services industry and as the chief executive officer and a director of our predecessor company, and his resulting expertise in corporate transactions and financial markets, along with his familiarity with our business and industry, led to the conclusion that he should serve as a director of our company.

Richard R. Pettingill has served as one of our directors since August 2010.  Mr. Pettingill served as the President and Chief Executive Officer of Allina Hospitals and Clinics, Minnesota’s largest healthcare organization, from 2002 until his retirement in 2009.  While in this role, he also served on the board of directors of the Minnesota Hospital Association and the Minnesota Business Partnership. Prior to joining Allina Hospitals and Clinics, Mr. Pettingill served as Executive Vice President and Chief Operating Officer of Kaiser Foundation Health Plans and Hospitals from 1996 to 2002. From 1991 to 1995, he served as President and Chief Executive Officer of Camino Healthcare, a community based integrated delivery system.  Mr. Pettingill is a director and member of the compensation and quality, compliance and ethics committees of Tenet Healthcare Corporation.  Mr. Pettingill received a bachelor’s degree from San Diego State University and a master’s degree in health care administration from San Jose State University. He is currently a 2010 Fellow in the Advanced Leadership Initiative program at Harvard University.  A third-party search firm retained by the corporate governance and nominating committee to assist in identifying and assessing potential director candidates recommended Mr. Pettingill as a director.  Mr. Petttingill’s leadership experience in the healthcare industry, including his experience as an executive and board member of several large healthcare organizations, and his resulting familiarity with our industry and skills in the areas of business development, corporate transactions, and corporate governance, led to the conclusion that he should serve as a director of our company.

John J. Savarese, M.D. has served as one of our directors since October 2008.  Since June 2003, Dr. Savarese has been a Managing Director at Montreux Equity Partners, a healthcare investment firm.  Prior to joining Montreux Equity Partners, Dr. Savarese served as Director of Business Development and Marketing at NeurogesX and worked in the Life Sciences Investment Banking division of Credit Suisse First Boston.  Currently, Dr. Savarese serves on the board of directors of several private medical device and pharmaceutical companies. Dr. Savarese’s clinical experience in orthopedic and general surgery was gained at the Cornell Medical College/Hospital for Special Surgery.  Dr. Savarese holds an M.B.A. from Stanford University and an M.D. from Duke University Medical School.  Montreux Equity Partners was one of the investors in our October 2008 private placement.  In connection with the private placement, we agreed that Montreux Equity Partners was entitled to appoint one representative to our Board of Directors so long as its affiliated funds hold at least 25% of the shares of our common stock that they purchased in the private placement.  Dr. Savarese was appointed to our Board pursuant to that agreement.  We believe that Dr. Savarese is qualified to serve as a director of our company due to his historical experience as an executive and an investor in the healthcare industry, his governance experience as a director of several other medical device and healthcare companies, and his clinical background in orthopedic surgery.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independent Directors

Our Board of Directors has determined that eight of the nine directors currently serving on our Board are independent directors under the independence standards of The NASDAQ Global Market; specifically, Messrs. Dewey, Federico, Pettingill and Pruitt and Drs. Blumenfeld, Freund, Moll, and Savarese are independent.

In making determinations of independence with respect to Drs. Blumenfeld, Freund, and Savarese, each of whom is affiliated with a principal stockholder of our company, our Board considered the relationship between the director and the respective stockholder and determined, in each case, that the relationship was not relevant to the director’s independence.

In accordance with the requirements of NASDAQ, our independent directors meet in regularly convened executive sessions at least twice per year, in conjunction with regularly scheduled Board meetings.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as our Board of Directors believes it is in the best interest of the company to make that determination based on the current position and direction of the company and the membership of the Board of Directors.  Dr. Ferré, our company’s Chief Executive Officer, currently serves as Chairman of the Board.  Our Board of Directors has determined that this combined role is in the best interests of the company’s stockholders at this time because Dr. Ferré is the person best qualified to serve as Chairman of the Board given his history with our company and his skills and experience within the industry that we operate.  Further, our Board of Directors believes that this leadership structure is appropriate at this time as it establishes a single leader with one vision setting the tone and direction for our company.  Our Board of Directors believes that there is no single best organizational model that would be most effective in all circumstances and therefore retains the authority to modify this structure to best address our company’s unique circumstances as and when appropriate.

In March 2009, our Board of Directors established the position of independent Lead Director to supplement the combined Chief Executive Officer and Chairman of the Board position.  Charles W. Federico currently serves as our Lead Director.  The Lead Director works closely with the Chairman of the Board to assure that our Board is able to more effectively and pro-actively execute its fundamental duties on an ongoing basis and to enhance our Board’s ability to oversee and monitor the operations of our company. The primary responsibilities of the Lead Director include the following, among other things:

•

Presiding at all meetings of the Board at which the Chairman of the Board is not present, including all executive sessions of the independent directors and establishing agendas for the executive sessions in consultation with the other directors and the Chairman of the Board;

•	Working with the Chairman of the Board to establish meeting agendas for the Board of Directors and its committees;
•	Reviewing all Board materials;
•	Advising the Chairman of the Board regarding any director and stockholder concerns;
•	Interviewing, along with the chairman of the corporate governance and nominating committee, all candidates for our Board of Directors;
•	Soliciting suggestions from the chairs of the Board’s committees; and
•	Participating with the Chairman of the Board and the company’s executive officers in certain strategic planning and implementation tasks.

THE BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors is responsible for overseeing the operational and strategic risk management processes that have been designed and implemented by our company’s senior management. Our Board of Directors has delegated to its audit committee primary responsibility for reviewing the company’s policies with respect to risk assessment and risk management.  Each committee of our Board of Directors also oversees the management of company risks that fall within the committee’s areas of responsibility. For example, the audit committee addresses significant financial risk exposures facing the company and the steps management has taken to monitor, control and report such exposures; the compensation committee addresses significant risk exposures facing the company with respect to compensation; and the corporate governance and nominating committee oversees corporate governance risks.  Each committee reports to the full Board of Directors on a regular basis, including, as appropriate, an update on the committee’s risk oversight activities.  Our Board of Director’s role in our company’s risk oversight has not affected our leadership structure.

Our company has created a Risk Management Committee comprised of senior management from each operating division of the company that is responsible for identifying, assessing, and developing a mitigation strategy for significant enterprise risks that could impact our company’s ability to meet our objectives and execute our strategic plan.  Our Risk Management Committee periodically meets to identify, assess, and prioritize internal and external significant risks and to develop processes for responding to, mitigating, and monitoring such risks.  The Risk Management Committee provides a summary of its activities and findings directly to the audit committee and, as appropriate, to the other committees and the full Board of Directors.

Meetings and Attendance

During 2010, our Board of Directors held eleven meetings. Each of our incumbent directors other than Richard R. Pettingill attended at least 75% of the aggregate number of meetings of the Board and the committees on which the director served, which were held during such director’s term of office. Mr. Pettingill, who joined our Board in August 2010, was unable to attend three Board meetings due to prior commitments scheduled prior to his election to our Board.  None of the members of the standing committees of our Board of Directors, described in detail below, was an officer or employee of our company.

We have no policy requiring our directors to attend our annual stockholders meetings; however, our corporate governance guidelines provide that directors should make every effort to attend all annual and special meetings of stockholders, as well as meetings of our Board of Directors and meetings of the Board committees of which they are members.  Seven of our directors attended our 2010 annual stockholders meeting.

Board Committees and Meetings

Our Board of Directors has a standing audit committee, compensation committee, and corporate governance and nominating committee.  The Board has adopted, and may amend from time to time, a written charter for each of the committees. We maintain a website at www.makosurgical.com and make available on that website, free of charge, copies of each of the committee charters. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

The following table reflects the current membership of each standing committee of our Board of Directors and the number of meetings held during 2010:

Name	Audit	Compensation	Corporate Governance and Nominating
S. Morry Blumenfeld, Ph.D.		✓
Christopher C. Dewey	✓	✓
Charles W. Federico		Chair	Chair
John G. Freund, M.D.			✓
Frederic H. Moll, M.D.			✓
Richard R. Pettingill	✓
William D. Pruitt	Chair
John J. Savarese, M.D.			✓
2010 Meetings	5	8	6

As part of its standard practices, our Board of Directors will reconstitute the membership of each committee at our Board’s annual meeting immediately following the 2011 annual stockholders meeting.  We provide below information on each committee, including the functions.

Audit Committee

The functions of our audit committee include, among other things:

•

Overseeing the audit and other services of our independent registered public accounting firm and being directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, who will report directly to the audit committee;

•	Reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	Overseeing compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•	Reviewing our annual and quarterly financial statements and reports and discussing the financial statements and reports with our independent registered public accounting firm and management;
•	Reviewing and approving all related person transactions;
•

Reviewing with our independent registered public accounting firm and management significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our internal controls over financial reporting;

•	Establishing procedures for the receipt, retention and treatment of complaints received by us regarding internal control over financial reporting, accounting or auditing matters;
•	Reviewing with the company’s management the company’s policies with respect to risk assessment and risk management; and
•	Preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Our Board of Directors has determined that each member of our audit committee is an independent director. Our Board of Directors has determined that Mr. Pruitt, the chair of the audit committee, qualifies as an audit committee financial expert within the meaning of SEC regulations and is financially sophisticated within the meaning of the NASDAQ listing standards. In making this determination, our Board considered the nature and scope of experience that Mr. Pruitt has previously had with reporting companies.

Compensation Committee

The functions of the compensation committee include, among other things:

•

Determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	Administering and implementing our incentive compensation plans and equity-based plans, including approving option grants, restricted stock and other awards;
•

Evaluating and recommending to our Board of Directors the equity incentive compensation plans, equity-based plans and similar programs advisable for us, as well as modifications or terminations of existing plans and programs;

•

Reviewing and approving the terms of any employment-related agreements, severance arrangements, change-in-control and similar agreements/provision and any amendments, supplements or waivers to the foregoing agreements with our Chief Executive Officer and other executive officers;

•

Reviewing and discussing the Compensation Discussion and Analysis required in our annual report and proxy statement with management and determining whether to recommend to the Board the inclusion of the Compensation Discussion and Analysis in the annual report or proxy; and

•	Preparing the compensation committee report for inclusion in our proxy statement for our annual meeting.

In making decisions concerning executive compensation, the compensation committee typically considers, but is not required to accept, the recommendations of Dr. Ferré, our President and Chief Executive Officer, regarding the performance and proposed base salary, bonus target and equity awards for our named executive officers, including Dr. Ferré. The compensation committee may also request the assistance of Fritz L. LaPorte, our Chief Financial Officer, and our human resources department in evaluating the financial, accounting and tax implications of various compensation awards paid to the named executive officers. Neither Mr. LaPorte nor our human resources employees, however, recommend or determine the amounts or types of compensation paid to the named executive officers. Dr. Ferré and certain of our other executive officers may attend compensation committee meetings, as requested by the chairman of the compensation committee and depending on the issues to be discussed by the compensation committee, but none of these executive officers, including Dr. Ferré, attends any portion of the compensation committee meetings during which his compensation is discussed and approved.

In late 2009, the compensation committee engaged Radford Surveys and Consulting, or Radford, an independent executive compensation consultant, to provide consulting services to the committee with respect to 2010 executive compensation. Radford only provides consulting services to the committee, reports directly to the committee, and only provides services that are requested by the committee.

Our Board of Directors has determined that each member of our compensation committee is an independent director. Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986.

Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including the role of executive officers and compensation consultants in recommending executive compensation, is provided below under “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee

The functions of the corporate governance and nominating committee include, among other things:

•	Evaluating director performance on the Board and applicable committees of the Board;
•	Interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	Evaluating nominations by stockholders of candidates for election to our Board;
•	Reviewing and recommending to our Board of Directors any amendments to our corporate governance documents; and
•	Making recommendations to the Board regarding management succession planning.

Our Board of Directors has determined that each member of our corporate governance and nominating committee is an independent director.

Nomination Process

Under our corporate governance guidelines, the corporate governance and nominating committee is responsible for identifying and recommending to our Board of Directors qualified candidates for Board membership. In considering potential candidates for Board membership, the corporate governance and nominating committee considers the entirety of each candidate’s credentials. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for the Board must possess:

•	high personal and professional ethics and integrity;
•	an ability to exercise sound judgment;
•	an ability to make independent analytical inquiries;
•	a willingness and ability to devote adequate time and resources to diligently perform Board duties; and
•	appropriate and relevant business experience and acumen.

In addition to the aforementioned minimum qualifications, the corporate governance and nominating committee may take into account other factors when considering whether to nominate a particular person.  These factors include:

•	whether the person possesses specific industry expertise and familiarity with general issues affecting our business;
•

whether the person’s nomination and election would enable our Board to have a member that qualifies as an “audit committee financial expert” as this term is defined by the SEC in Item 407 of Regulation S-K, as may be amended;

•	whether the person would qualify as an independent director;
•	the importance of continuity of the existing composition of the Board; and
•	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

A director candidate should have expertise, skills, knowledge and experience that, when taken together with that of other Board members, will lead to a Board of Directors that is effective, collegial and responsive to the needs of our company and our stockholders.

While the corporate governance and nominating committee does not have a formal policy relating specifically to the consideration of diversity in identifying director nominees, the committee does, as noted above, consider the importance of a diversified Board membership, including diversity of viewpoint, background, industry knowledge and perspective, as part of its overall evaluation of candidates for director nominees.

The corporate governance and nominating committee may seek to identify director candidates based on input provided by a number of sources, including (i) committee members, (ii) our other directors, (iii) our stockholders, (iv) our Chief Executive Officer and (v) third parties. The corporate governance and nominating committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.  In 2010, the corporate governance and nominating committee retained a search firm to assist it in identifying and assessing potential director candidates meeting the criteria established by the committee, interviewing and screening such candidates, and acting as an intermediary with such candidates.

The corporate governance and nominating committee gives appropriate consideration to candidates for Board membership recommended for nomination by stockholders and evaluates such candidates in the same manner as other candidates identified to the committee. Stockholders who wish to nominate director candidates for election by stockholders at the annual meeting may do so in the manner disclosed in the Questions and Answers section of this proxy statement in accordance with the provisions of our bylaws. Members of the corporate governance and nominating committee will discuss and evaluate possible candidates in detail prior to recommending them to the Board.

The corporate governance and nominating committee is also responsible for initially assessing whether a candidate would be an independent director.  Our Board of Directors, taking into consideration the recommendations of the corporate governance and nominating committee, is responsible for selecting the nominees for election to the Board by the stockholders and for appointing directors to the Board to fill vacancies and newly created directorships, with primary emphasis on the criteria set forth above.  The Board, taking into consideration the assessment of the corporate governance and nominating committee, also determines whether a nominee or appointee would be an independent director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation committee is or has been an officer or employee of the company. None of our executive officers served on the board of directors or compensation committee of any other entity that has or has had an executive officer who served as a member of our Board of Directors or compensation committee during 2010. Each of Dr. Blumenfeld and Mr. Dewey had relationships with the company during 2010 that were disclosed as related person transactions.  See “Certain Relationships and Related Person Transactions – Sensor Agreement” and “Certain Relationships and Related Person Transactions – Z-KAT Asset Purchase” below.

Corporate Governance Guidelines and Code of BUSINESS Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of our directors, officers, and employees, including, without limitation, our principal executive officer, principal financial officer, controller, and persons performing similar functions.  In addition, our Board of Directors also has adopted Corporate Governance Guidelines to assist our Board in exercising its duties.  The Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available, free of charge, on the Investor Relations section our website at www.makosurgical.com.  We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any waivers from or amendments to any provision of the Code of Business Conduct and Ethics by disclosing such information on the same website.  We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Communications with the Board of Directors

You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address: Corporate Secretary, MAKO Surgical Corp., 2555 Davie Road, Fort Lauderdale, Florida, 33317. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party. Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	Product complaints
•	Product inquiries
•	New product suggestions
•	Resumes and other forms of job inquiries
•	Surveys
•	Business solicitations or advertisements

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.

You may also communicate online with our Board of Directors as a group by visiting the Investor Relations section of our website at www.makosurgical.com.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

We have adopted a Related Person Transactions Policy pursuant to which our executive officers, directors and principal stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our audit committee, other independent committee of our Board of Directors, or the full Board. Any request for us to enter into a transaction with an executive officer, director, principal stockholder or any of such person’s immediate family members in which the amount involved exceeds $120,000 must be presented to our audit committee for review, consideration and approval. All of our directors, executive officers and employees are required to report to our audit committee any such related person transaction. In approving or rejecting the proposed transaction, our audit committee shall take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. After consideration of these and other factors, the audit committee may approve or reject the transaction. Under the policy, if we should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

SenSOR AGREEMENT

In August 2009, we entered into an agreement with a third-party sensor company associated with the potential future development of intellectual property and technology related to sensing devices in orthopedics. The agreement required an initial payment of $50,000 and required future payments in the event that we decided to enter into a licensing and supply agreement with the third-party sensor company following the end of the research and development period.  In August 2010, we exercised our option to enter into a non-exclusive license and supply agreement for an upfront payment of $250,000. In October 2010, we exercised our option to enter into an exclusive license and supply agreement which required an upfront payment of $500,000 and a future payment of $250,000 which is anticipated to be paid in 2011.

S. Morry Blumenfeld and Christopher C. Dewey, members of our Board of Directors, hold approximately five percent (5%) and ten percent (10%), respectively, of the issued and outstanding stock of the third-party sensor company. The members of the audit committee of our Board of Directors having no financial interest in the agreement approved the terms of the agreement.

Z-KAT ASSET PURCHASE

In February 2010, we completed the acquisition of substantially all of the intellectual property assets of Z-KAT, Inc., or Z-KAT.  The terms of the asset purchase agreement between us and Z-KAT terminated our prior licenses with Z-KAT, including Z-KAT’s nonexclusive sublicense to a portion of our intellectual property portfolio, and transferred to us ownership rights to certain intellectual property assets for core technologies in computer assisted surgery, or CAS, haptics and robotics, including U.S. and foreign patents and patent applications, proprietary software and documentation, trade secrets and trademarks owned by Z-KAT, and certain contractual and other rights to patents, patent applications and other intellectual property licensed to Z-KAT under licenses.  We paid the purchase price in full at the time of closing by issuing 230,458 shares of our common stock to Z-KAT in a private placement.  In connection with the acquisition, we also entered into a new sublicense agreement with Z-KAT pertaining to certain intellectual property for technologies in CAS licensed by Z-KAT.  This license agreement was terminated by MAKO in December 2010.  Certain of our rights under the asset purchase agreement remain subject to any prior license granted by Z-KAT, including the license from Z-KAT to Biomet Manufacturing Corp.

Z-KAT formed MAKO Surgical Corp. in November 2004 and Christopher C. Dewey, a member of our Board of Directors, Maurice R. Ferré, M.D., our President and Chief Executive Officer and Chairman of our Board of Directors, and Rony Abovitz, our Chief Visionary Officer and Co-Founder, collectively hold more than ten percent (10%) of the outstanding stock of Z-KAT.  The members of the audit committee of our Board of Directors having no financial interest in the asset purchase agreement and license agreement approved the terms of the asset purchase agreement and license agreement.

Recent Sale of Securities

In November 2010, we completed a public offering of our common stock, issuing 6,325,000 shares at a price per share of $9.44, resulting in net proceeds, after expenses, of approximately $59.3 million. Set forth below is information regarding two of the participating investors who were existing stockholders deemed to be affiliates of our company by virtue of their representation on the Board.

Investor(1)	Common Shares (#)	Purchase Price ($)(2)
Montreux Equity Partners IV, L.P.(3)	518,000	$4,998,700
Skyline Venture Partners V, L.P.(4)	600,000	$5,790,000

__________

(1)	See the section of this proxy entitled “Principal Stockholders” for more detail on shares beneficially owned by these investors.
(2)	The investors purchased their respective shares from the underwriter at a price per share of $9.65.
(3)	Montreux Equity Partners IV, L.P. was an existing stockholder at the time of the public offering and is represented on the Board of Directors by John J. Savarese, M.D.
(4)	Skyline Venture Partners V, L.P. was an existing stockholder at the time of the public offering and is represented on the Board of Directors by John G. Freund, M.D.

Each of these existing stockholders participated in the public offering on the same terms as the other purchasers.  The members of the audit committee of our Board of Directors having no financial interest in the public offering approved the terms of the public offering and the participation of these existing stockholders.

We do not believe that there has been any other transaction or series of similar transactions during 2010, or is any currently proposed transaction or series of similar transactions, to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer or principal stockholder, or members of any such person’s immediate family, had or will have a direct or indirect material interest, other than compensation described in “Executive Compensation.” We intend that any such future transactions will be approved by our audit committee and will be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

2010 DIRECTOR COMPENSATION

The following table sets forth information with respect to the compensation of all our non-employee directors during 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
S. Morry Blumenfeld, Ph.D.	$33,000(2)	$22,066(3)	$55,066
Marcelo G. Chao(4)	$16,500(5)	—	$16,500
Christopher C. Dewey	$36,500(2)	$22,066(3)	$58,566
Charles W. Federico	$52,550(6)	$44,133(7)	$96,683
John G. Freund, M.D.	$34,000(2)	$22,066(3)	$56,066
Frederic H. Moll, M.D.	$33,000(2)	$22,066(8)	$55,066
Richard R. Pettingill(9)	$ 8,000(5)	$17,156(10)	$25,156
William D. Pruitt	$34,000(2)	$22,066(11)	$56,066
John J. Savarese, M.D.	$32,500(2)	$22,066(3)	$54,566

__________________________

(1)

Amounts represent the aggregate grant date fair value of awards granted by the company during 2010, as computed in accordance with Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation, disregarding any estimated forfeitures relating to service-based vesting conditions. The 2010 Director Option Awards Table below provides further detail on director option grants made in 2010.

(2)

Represents fees earned in cash in 2010, including an annual retainer of $24,000, $1,000 for each Board or committee meeting attended in 2010, and $500 for each telephonic or video Board or committee meeting attended in 2010.

(3)	As of December 31, 2010, Drs. Blumenfeld, Freund and Savarese and Mr. Dewey each held options exercisable for 3,300 shares, 1,650 of which had vested and become exercisable.
(4)	Mr. Chao served as a director until the 2010 annual meeting of the stockholders held on June 10, 2010, when his term as director expired.
(5)

Represents fees earned in cash in 2010, including an annual retainer of $24,000, which was prorated for the length of service as director during 2010, $1,000 for each Board or committee meeting attended in 2010, and $500 for each telephonic or video Board or committee meeting attended in 2010.

(6)

Represents fees earned in cash in 2010, including an annual retainer of $24,000, an annual retainer as Lead Director of $16,000, $1,000 for each Board or committee meeting attended in 2010, and $500 for each telephonic or video Board or committee meeting attended in 2010.

(7)	As of December 31, 2010, Mr. Federico held options exercisable for 30,525 shares, 22,387 of which had vested and become exercisable.
(8)	As of December 31, 2010, Dr. Moll held options exercisable for 18,975 shares, 14,757 of which had vested and become exercisable.

(9)	Mr. Pettingill became a member of the Board of Directors on August 23, 2010.
(10)	As of December 31, 2010, Mr. Pettingill held options exercisable for 3,300 shares, 825 of which had vested and become exercisable.
(11)	As of December 31, 2010, Mr. Pruitt held options exercisable for 16,500 shares, 11,548 of which had vested or become exercisable.

2010 Director Option Awards Table

Name	Grant Date	Number of Securities Underlying Options (#)(1)	Grant Date Fair Value of Option Awards ($)(2)
S. Morry Blumenfeld, Ph.D.	6/10/10	3,300	$22,066
Christopher C. Dewey	6/10/10	3,300	$22,066
Charles W. Federico	6/10/10	6,600	$44,133
John G. Freund, M.D.	6/10/10	3,300	$22,066
Frederic H. Moll, M.D.	6/10/10	3,300	$22,066
Richard R. Pettingill	8/23/10	3,300	$17,156
William D. Pruitt	6/10/10	3,300	$22,066
John J. Savarese, M.D.	6/10/10	3,300	$22,066

__________________________

(1)	Option awards granted to each named executive officer during 2010 vest ratably quarterly over one year.
(2)

Amounts represent the aggregate grant date fair value of awards granted by the company during 2010, as computed in accordance with ASC 718, disregarding any estimated forfeitures relating to service-based vesting conditions.

We reimburse all of our directors for their reasonable out-of-pocket travel expenses associated with attending Board or committee meetings in person.  Dr. Ferré, our only employee director, does not receive any compensation for his services as a director.

Annual Cash Compensation

Each non-employee member of our Board received an annual retainer of $24,000, paid quarterly in arrears, a fee of $1,000 for each Board meeting or committee meeting attended in person during 2010, and $500 for each telephonic or video Board or committee meeting attended during 2010.  Our lead director also received an additional annual retainer of $16,000, paid quarterly in arrears.

Equity Compensation

On a case-by-case basis, non-employee directors may be entitled to receive options, in an amount determined by our Board of Directors or its compensation committee in its respective discretion, to purchase shares of common stock upon initial election or appointment to the Board of Directors. In determining the number of options granted to a director upon initial election or appointment, the compensation committee uses its judgment and, consistent with our compensation objectives, maintains the flexibility necessary to recruit qualified and experienced directors. In connection with Mr. Pettingill’s election as a director on August 23, 2010, the compensation committee approved a grant of options to purchase 3,300 shares of our company’s common stock, with an exercise price per share of $10.27, which was the closing price per share of our common stock on the grant date, and vesting ratably quarterly over one year.

Furthermore, each non-employee director is entitled to an annual grant of options to purchase 3,300 shares of our company’s common stock, and, with respect to our lead director only, an additional annual grant of options to purchase 3,300 shares of our company’s common stock. In each case, the exercise price is equal to the fair market value of our common stock on the day of grant and the option grant vests ratably quarterly over one year.  Each annual anniversary grant and lead director annual grant is granted in connection with the annual meeting of our stockholders. Until February 2008, all outstanding options granted to our non-employee directors were issued under our 2004 Stock Incentive Plan. Thereafter, all options granted to our non-employee directors are issued under our 2008 Omnibus Incentive Plan.

EXECUTIVE OFFICERS

Our executive officers, their respective ages as of April 18, 2011, and their positions with our company are as follows:

Name	Age	Position
Maurice R. Ferré, M.D.	50	President, Chief Executive Officer and Chairman
Fritz L. LaPorte	41	Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer
Ivan Delevic	45	Senior Vice President of Strategic Marketing and Business Development
Menashe R. Frank	44	Senior Vice President, General Counsel and Secretary
James E. Keller(1)	59	Senior Vice President of Regulatory Affairs and Quality Assurance
Richard Leparmentier(2)	43	Senior Vice President of Engineering
Duncan H. Moffat	50	Senior Vice President of Operations
Steven J. Nunes	52	Senior Vice President of Sales and Marketing

__________________________

(1)	Mr. Keller joined our company on March 22, 2010.
(2)	Mr. Leparmentier joined our company on March 29, 2010.

The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

Maurice R. Ferré, M.D. Please see “Election of Directors” above.

Fritz L. LaPorte, our Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer, has been with us since our inception in November 2004. From 2001 to November 2004, Mr. LaPorte served as Chief Financial Officer of Z-KAT, Inc. From 1997 to 2000, Mr. LaPorte served as the Director of Finance for Holy Cross Hospital, Inc., a 580-bed acute care facility in Fort Lauderdale, Florida. From 1993 to 1997, Mr. LaPorte served as a Senior Auditor in the Assurance Healthcare Group of Ernst & Young LLP, our independent registered public accounting firm. Mr. LaPorte holds a B.B.A. in accounting from Florida Atlantic University and is a Certified Public Accountant.

Ivan Delevic, our Senior Vice President of Strategic Marketing and Business Development, has been with us since April 2009. Beginning in 2007 through April 2009, Mr. Delevic was a business development consultant to medical device companies through ATID Group Inc. and IDAT LLC, companies he founded in 2007.  From 1996 to 2007, Mr. Delevic held various positions with General Electric’s healthcare division, both domestically and internationally, including as General Manager for Molecular Imaging EMEA, Global Marketing and Sales Manager for Surgical Navigation, Business Development Manager with GE Healthcare’s Global Business Development, Six Sigma Leader & Black Belt for Global Functional Imaging, and Sales Manager for Southeastern Europe.  From 1992 to 1996, Mr. Delevic worked for Johnson & Johnson, Inc. as a Business Manager in Budapest, Hungary.  Mr. Delevic holds a M.B.A. from the Technical University of Budapest through a joint program with Herriot-Watt University and a M.S. in Electrical Engineering from the Technical University of Budapest.

Menashe R. Frank, our Senior Vice President, General Counsel and Secretary, has been with us since our inception in November 2004. From July 2004 to November 2004, Mr. Frank was a legal consultant to Z-KAT, Inc. Mr. Frank specialized in corporate transactions and governance as an attorney with the law firm of Hogan & Hartson (now Hogan Lovells) from 2001 to June 2004, and the law firm of Baker & McKenzie from 2000 to 2001. Mr. Frank served as Chief Legal Officer for Enticent.com, Inc. from 1998 to 2000 and was an associate in the business finance and restructuring department of the law firm of Weil, Gotshal & Manges LLP from 1996 to 1998. Mr. Frank holds a B.A. in political science from American University and a J.D. from the University of Miami School of Law.

James E. Keller, our Senior Vice President of Regulatory Affairs and Quality Assurance, has been with us since March 2010.  From 2008 to 2009, Mr. Keller served as VP of Regulatory Affairs & Pharmacovigilance for Medicis Pharmaceutical Corp., a mid-cap diversified drug and Class III medical device company for the aesthetic and dermatology markets, where his responsibilities included the development of a regulatory strategy for domestic and international registration of new and revised products, adverse event investigation, reporting, and trending. From 2007 to 2008, Mr. Keller served as Vice President of Regulatory Affairs & Quality Assurance for F. Dohmen Company, a small healthcare services company, where his responsibilities included providing regulatory affairs and quality and compliance services to early-stage biotechnology and medical device firms and developing and implementing a corporate quality management system. From 2005 to 2007, Mr. Keller served as the Vice President of Clinical Affairs for the Spinal & Biologics division of Medtronic, a large medical device company, where his responsibilities included reengineering the regulatory and clinical operations organization and creating regulatory and clinical strategies for new biologic and drug/device combination products, pharmaceuticals, and Class III implantable medical devices.  From 2001 to 2005, Mr. Keller served as Vice President of Regulatory Affairs & Quality Assurance for Light Sciences Corporation, an early-stage biotechnology development company and from 1996 to 2000, Mr. Keller served as Vice President of Regulatory Affairs for Mallinckrodt, a pharmaceutical and medical device company.  Beginning in 1987, Mr. Keller held various positions with E.I. Du Pont de Nemours. Mr. Keller holds a B.S. in Microbiology from Clemson University and an M.B.A. from John M. Olin School of Business, Washington University.

Richard Leparmentier, our Senior Vice President of Engineering, has been with us since March 2010.  From 2007 to 2010, Mr. Leparmentier served as U.S. VP of Design and Engineering for ASML, a Dutch lithography equipment company, where he managed a team of approximately 320 engineers across the U.S. and the Netherlands. From 1995 to 2006, Mr. Leparmentier held various positions with GE Healthcare, including Vice President of OEC-Surgery Engineering, a leader in surgical x-ray and navigation equipment, where he managed approximately 270 engineers and his responsibilities included new product development through both internal development and business development, Engineering Manager for radiography products in China, and Lead System Designer for radiographic products in Buc, France.  Mr. Leparmentier holds an engineering degree in Biology and Micromechanics from Ecole Politechnique in France and an M.B.A. from NYU Stern School of Management.

Duncan H. Moffat, our Senior Vice President of Operations, has been with us since April 2008. From 2001 to 2008, Mr. Moffat served as Vice President of Operations for the nuclear medicine business of Philips Medical Systems, a worldwide manufacturer of medical imaging equipment. From 1998 to 2001, Mr. Moffat served as Vice President of Operations for Lumisys, a start-up company providing digital x-ray products that was sold to Eastman Kodak in 2001. Beginning in 1982, Mr. Moffat held various positions with the Lucas companies, first with two Lucas affiliates in England, followed by a position as project manager with Lucas Control Systems Products, Hampton, Virginia, and then by a position as Director of Operations with Lucas Deeco Systems, Hayward, California, from 1995 to 1998. Mr. Moffat holds a Bachelor of Science in Electrical and Electronic Engineering, Strathclyde University, Glasgow, Scotland.

Steven J. Nunes, our Senior Vice President of Sales and Marketing, has been with us since May 2006. From September 2002 to May 2006, Mr. Nunes served as Director of Commercialization for GE Healthcare, a unit of General Electric Company, a diversified technology, media, and financial services company. From 1996 to April 2002, Mr. Nunes held various positions, including Vice President of Sales and Marketing, at Visualization Technology, Inc., a medical device company for image-guided surgery, which was later acquired by GE Healthcare. In 1990, Mr. Nunes established SJN Medical Inc., an independent distributor of surgical endoscopy products, and served as its President until the company was acquired in 1996. Mr. Nunes holds a B.A. in broadcast journalism from the University of Massachusetts-Amherst.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion and Analysis is to provide material information about the compensation of our executive officers named below under the caption, “Executive Compensation—2010, 2009, and 2008 Summary Compensation Table,” whom we refer to as our named executive officers. In this section, we provide an analysis and explanation of our executive compensation program and the compensation derived by our named executive officers from this program.  All share numbers in this section and the tables that follow reflect our one-for 3.03 reverse split of our common stock effected in February 2008.

Executive Summary

This Compensation Discussion and Analysis outlines our executive compensation program.  In particular, it explains our compensation philosophy, which is to provide performance-oriented incentives that fairly compensate our executive officers and enable us to attract, retain and motivate executives with outstanding ability and potential. We then discuss the elements of our executive compensation program including base salary, cash bonuses, and long-term equity compensation.  This Compensation Discussion and Analysis also provides a summary of the key provisions of our employments agreements with each of our named executive officers, including the change in control arrangements.

Compensation Philosophy and Objectives

Our compensation philosophy is to offer our executive officers, including the named executive officers, compensation and benefits that are competitive and that meet our goals of attracting, motivating, and retaining highly skilled management so that we can achieve our financial and strategic objectives to create long-term value for our stockholders. We believe that compensation should be determined within a framework that is intended to reward individual contribution and strong financial performance by our company. Within this overall philosophy, our objectives are to:

•

Drive company performance. Our incentive plans are designed to reward annual and long-term company performance by focusing on the achievement of strategic and financial performance measures that influence stockholder value.

•	Facilitate alignment with stockholders. Our long-term incentives are delivered in the form of equity to provide executives with a direct interest in the performance of our stock.
•

Be fair and equitable. Our executive compensation programs are designed to provide compensation that is fair and equitable based on the company’s overall performance as well as the individual contributions of our executive officers. In addition to conducting analyses of market pay levels, we consider the pay of the named executive officers relative to one another and relative to other members of the executive team.

•

Provide leadership stability and continuity. Our compensation program is designed to reward both long-term contributions and retain and motivate our executive officers as well as attract new executive talent. We recognize that the stability of the leadership team enhances our company.

•	Be competitive. We conduct market pay analyses to ensure the compensation we pay our executive officers is competitive in terms of elements of pay, program design and resulting levels of pay.
•

Reflect factors of role and individual. We consider the individual situation of each of our executive officers to ensure we are compensating for the executive officer's responsibilities and individual skills and performance.

DETERMINING EXECUTIVE COMPENSATION

Role of the Compensation Committee and Input from Management

Our Board of Directors has delegated to its compensation committee the authority to make all final decisions regarding the compensation of our named executive officers, although on occasion the compensation committee has referred recommended actions to the Board of Directors for final resolution.  In making such decisions, the compensation committee considers the various factors described below in this Compensation Discussion and Analysis with respect to particular compensation elements.

When making compensation decisions, the compensation committee also typically considers, but is not required to accept, the recommendations of Dr. Maurice R. Ferré, our President and Chief Executive Officer, regarding the performance and proposed base salary, bonus target and equity awards for our named executive officers, including Dr. Ferré. The compensation committee may also request the assistance of Mr. Fritz L. LaPorte, our Chief Financial Officer, and our human resources department in evaluating the financial, accounting and tax implications of various compensation awards paid to the named executive officers. Neither Mr. LaPorte nor our human resources employees, however, recommend or determine the amounts or types of compensation paid to the named executive officers. Dr. Ferré and certain of our other executive officers may attend compensation committee meetings, as requested by the chairman of the compensation committee and depending on the issues to be discussed by the compensation committee, but none of these executive officers, including Dr. Ferré, attends any portion of the compensation committee meetings during which his compensation is discussed and approved.

Role of the Compensation Consultant and Benchmarking

In making its 2010 compensation decisions, the compensation committee received input from Radford Surveys and Consulting, or Radford, an independent executive compensation consultant engaged by the committee in late 2009. The committee instructed Radford to provide advice and guidance to the committee regarding our executive compensation program and to conduct a competitive market review and analysis of our executive compensation program, including a comparison of the compensation of our executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our peers, a practice often referred to as “benchmarking.”

The compensation committee believes that a benchmark should be just that—a point of reference for measurement—but not the determinative factor for the compensation of our executive officers. The committee recognizes that our executive compensation program must be competitive in the marketplace and believes that the comparative compensation information assists the committee in assessing the competitiveness of our executive compensation.  Because the comparative compensation information is just one tool used in setting executive compensation, the compensation committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

At the instruction of the compensation committee, Radford recommended, and the compensation committee approved, the following peer group of publicly traded medical device companies for use in benchmarking the compensation of our executive officers:

Abiomed, Inc.	Hansen Medical, Inc.	RTI Biologics, Inc.
Alphatec Holdings, Inc.	Harvard Bioscience, Inc.	Spectranetics Corp.
Anika Therapeutics, Inc.	Insulet Corp.	Sterotaxis, Inc.
ATS Medical, Inc.	Kensey Nash Corp.	SurModics, Inc.
Biosphere Medical Inc.	LeMaitre Vascular Inc.	Synovis Life Technologies, Inc.
Conceptus, Inc.	Micrus Endovascular Corporation	TranS1 Inc.
Cutera, Inc.	Orthovita, Inc.	Vascular Solutions, Inc.
DexCom, Inc.	Osteotech Inc.
Endologix, Inc.	Palomar Medical Technologies, Inc.

The committee believes that this peer group of companies is representative of the sector in which we operate, and the group was chosen because of each company’s relative size as measured by revenue, market capitalization, and number of employees.  Radford also utilized data from Radford’s Global Life Sciences and High Technology Executive Total Direct Compensation Surveys that relate to medical devices companies with revenues of less than $250 million.  These surveys are total compensation surveys that include total direct compensation, including base salary, annual short-term incentive compensation, and long-term incentive compensation and are widely used and known within the global sciences and high technology industries. For comparison data related to long-term incentive compensation, the scope of the surveys was expanded to medical device companies with revenues of less than $500 million due to the limited data available for companies with revenues of less than $250 million. The compensation committee was not aware of the identities of the individual participating companies in the surveys.

The compensation committee considered the executive compensation practices of our peer group as well as the survey data provided by Radford in connection with its determination of the elements of our executive compensation program, which elements are described in detail below.  The compensation committee did not, however, seek to offer compensation to our named executive officers at any specific level as measured against our selected peer group.  Rather, the compensation committee reviewed and analyzed the peer group and survey data to inform its decisions and provide it with a sense of the competitive landscape for executive talent.

Elements of Our Executive Compensation Program

The principal elements of our executive compensation program have traditionally been base salary, cash bonus compensation and long-term equity compensation in the form of stock options or shares of restricted stock. We also have provided some named executive officers with limited perquisites and other benefits that the compensation committee believes were reasonable and consistent with the objectives of our executive compensation programs, as discussed below. We made grants of performance-based compensation with respect to 2010 performance under our 2010 Leadership Cash Bonus Plan applicable to all employees in management positions, including the named executive officers, and we made other grants of incentive compensation to certain of our employees, including some of the named executive officers.  We discuss the grants more fully below.

As described more fully below, each of these forms of compensation enables the satisfaction of one or more of our compensation objectives: to attract and retain talented key employees, to reward superior individual and company performance and to align executive and stockholder interests. We combine the compensation elements for each executive officer in a manner that the compensation committee believes, in its discretion and judgment, is consistent with the executive’s contributions to our company and our overall goals with respect to executive compensation. We have not adopted any policies with respect to the mix of long-term versus currently-paid compensation, but believe that both elements are necessary for achieving our compensation objectives. Currently-paid compensation provides financial stability for each of our named executive officers and immediate reward for superior company and individual performance, while long-term compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value. Similarly, while we have not adopted any policies with respect to the mix of cash versus equity compensation, we believe that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers to help align their interests with those of our stockholders, one of our compensation objectives.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability for our executive officers and is critical to recruiting and retaining our executives. Base salary is also designed to recognize the scope of responsibilities placed on each executive officer and reward each executive for his unique leadership skills, management experience and contributions. We make a subjective determination of base salary after considering such factors collectively. Our compensation committee has historically reviewed the base salaries of our named executive officers on a periodic basis, as the facts and circumstances may warrant.

As discussed below under “Employment Agreements,” each of our named executive officers has entered into an employment agreement with us that established an initial base salary for such officer.  In March 2010, when Mr. James E. Keller, our Senior Vice President of Regulatory Affairs and Quality Assurance, and Mr. Richard Leparmentier, our Senior Vice President of Engineering, joined our company, we established their initial base salaries at an annual amount of $225,000 and $232,500, respectively, pursuant to such agreements.  We determined these salary amounts as a result of arm’s length negotiations with each of Messrs. Keller and Leparmentier over the terms of their respective employment.  The members of our compensation committee believe, based on their collective experience and general awareness of compensation practices, that these salary amounts are comparable to salaries offered by our competitors for similar positions.

In February 2010, the compensation committee awarded merit pay increases, reflected in the table below, to each of our named executive officers except for Messrs. Keller and Leparmentier, who had not yet joined our company, to reflect the compensation committee’s subjective review of each named executive officer’s overall individual performances.

Name	Previous Salary	New Salary
Maurice R. Ferré, M.D.	$327,000	$400,248
Fritz L. LaPorte	$245,360	$264,989
Ivan Delevic	$225,000	$234,148

Cash Bonuses

We have designed our cash bonus compensation arrangements to reward achievement of strategic and financial goals that support our objective of enhancing stockholder value and to motivate executives to achieve superior performance in their areas of responsibility.

Annually, management presents to our Board of Directors a proposed operating plan that includes the proposed performance goals and criteria for our company for the upcoming year.  Following an opportunity to review the operating plan and provide comments and suggested revisions, the Board of Directors adopts the operating plan, reserving the right, but not the obligation, to make modifications to the operating plan, and the related MAKO metrics scorecard, described below, throughout the upcoming year if any such modifications are required as a result of new information or changes in the company’s objectives or strategic plan.  Following our Board of Director’s approval of the operating plan, management presents to our compensation committee the proposed leadership cash bonus plan and MAKO metrics scorecard for the upcoming year.  The leadership cash bonus plan is the plan under which our management level employees, including our named executive officers, are eligible to be compensated in the form of a cash bonus with respect to performance in the upcoming year.  The MAKO metrics scorecard is a tool to measure our company’s overall performance and achievement of specific goals and objectives as set forth in our annual operating plan and is used in connection with determining employee compensation matters under the annual leadership cash bonus plan.

2010 Leadership Cash Bonus Plan

In December 2009, our Board of Directors reviewed and approved management’s proposed operating plan for 2010, which included the performance goals and criteria for our company for 2010.  Management then presented to our compensation committee the proposed 2010 Leadership Cash Bonus Plan and the proposed 2010 MAKO Metrics Scorecard as a tool to measure our company’s performance against the defined business objectives set forth in the operating plan.  After the compensation committee considered the proposals, it made recommendations to management concerning the performance goals and criteria and approved a revised version of the performance goals and criteria.  Thereafter, the compensation committee approved the 2010 Leadership Cash Bonus Plan, the 2010 MAKO Metrics Scorecard, and the use of the 2010 MAKO Metrics Scorecard in connection with determining employee compensation matters under the 2010 Leadership Cash Bonus Plan, reserving the right to exercise its discretion to authorize the payment of annual performance bonuses outside of the 2010 Leadership Cash Bonus Plan.

The 2010 Leadership Cash Bonus Plan provided that upon our achievement of nine specified measurable target performance goals derived from our 2010 operating plan and set forth in the 2010 MAKO Metrics Scorecard, each management level employee, including our named executive officers, will be paid a cash performance bonus amount. The amount of this bonus would be a percentage of the employee’s base salary, which is calculated by multiplying the percentage of the MAKO Metrics Scorecard Percentage achieved by our company for the year by a target percentage assigned to each management level employee based on the employee’s level of responsibility within our company. The 2010 MAKO Metrics Scorecard Percentage represents the weighted percentage of pre-defined performance goals that we achieved at the end of 2010, as determined by the compensation committee in its discretion.  Under the 2010 Leadership Bonus Plan, if we achieved the nine target performance goals set forth in the 2010 MAKO Metrics Scorecard, the MAKO Metrics Scorecard Percentage would range from 80% at a minimum up to a maximum of 200% if we achieved certain performance goals incremental to the nine target performance goals.

For 2010, our compensation committee set the threshold, target and maximum percentages of base salary for our named executive officers at the following levels:

Name	Threshold (%)	Target (%)	Maximum (%)
Maurice R. Ferré, M.D.	40(1)	50(1)	100(1)
Fritz L. LaPorte	26	32.5	65
Ivan Delevic	20	25	50
James E. Keller(2)	15.5	19.4	38.8
Richard Leparmentier(2)	15.1	18.9	37.8

__________________________

(1)	Dr. Ferré’s employment agreement provides for a target cash bonus equal to 50% of his base salary, which may be increased or decreased at the compensation committee’s discretion.
(2)	Our compensation committee prorated the percentage applicable to Messrs. Keller and Leparmentier to reflect their partial year of service.

Our compensation committee set these percentages based on management’s proposal and its subjective evaluation of the relative importance of our named executive officers’ positions, the officers’ past and expected future contributions, to the performance of our company, and, in the case of Dr. Ferré, the compensation committee also considered the terms of the executive officer’s employment agreement.

The target performance goals and incremental performance goals that the committee chose to govern potential awards under the Leadership Cash Bonus Plan for 2010 related to the following:

•	Target Performance Goal Categories:
	–	RIO Robotic Arm Interactive Orthopedic system, or RIO system, sales;
	–	MAKOplasty procedure volume;
	–	Total revenue;
	–	Working capital;
	–	Attaining targets with respect to expanded applications of the RIO system and expanded commercialization of the Company’s products; and
	–	Development of internal human resource plans to support growth.
•	Incremental Performance Goal Categories:
	–	RIO system sales;
	–	MAKOplasty procedure volume;
	–	Total revenue; and
	–	Monthly RIO system utilization.

The compensation committee believed it was more likely than not that we would achieve the target performance goals and reasonably possible that we would achieve the incremental performance goals. The determination of whether and to what extent these metrics were achieved during 2010 was made by the compensation committee. The metrics for several product and financial related target performance goals are set forth below; the specific metrics for our other target performance goals and our incremental performance goals involve confidential commercial or financial information, the disclosure of which would provide competitors and other third parties with insights into our confidential planning process and strategic plan, including related development timelines, that we believe would result in competitive harm to our company.

Target Performance Goal	Metric
Total Revenue	$45,000,000
Working Capital	$47,000,000
Development of internal human resource plans to support growth	By June 30, 2010

Following the compensation committee’s review in February 2011 of 2010 performance under the 2010 Leadership Cash Bonus Plan, the committee determined that the company achieved the target performance goals set forth in the 2010 MAKO Metrics Scorecard in the following categories:

•	Working capital;
•	International RIO system sales;
•	Completion of a successful cadaver lab related to a potential future application for the RIO system;
•	Attaining targets with respect to the development of implant systems associated with a potential future application for the RIO system; and
•	Development of internal human resource plans to support growth.

The compensation committee noted that our 2010 achievements in the following three target performance goal categories, while not satisfying the particular target performance goal metrics set forth in the 2010 MAKO Metrics Scorecard, were substantial and meaningful:

•	RIO system sales - 86% increase in the installed base of domestic commercial MAKOplasty sites during the year ended December 31, 2010.
•

MAKOplasty procedure volume - 118% increase in the number of MAKOplasty procedures performed during the year ended December 31, 2010 over the same period in 2009, resulting in an annual average monthly utilization rate of 6.4 procedures per RIO system.

•

Product milestone associated with our RIO-enabled hip MAKOplasty solution - Initiation of a multi-center surgeon preference evaluation program in October 2010 for our RIO-enabled hip MAKOplasty application and adherence to our timeline with respect to the commercial release of such application.

Further, the compensation committee determined that the total revenue target performance goal was met, excluding the adjustment recorded in the fourth quarter of 2010 associated with the recognition of revenue and expenses associated with the initial warranty obligation and maintenance services included in all previous RIO system sales, which adjustment was previously disclosed in our Form 10-K for the year ended December 31, 2010.

The compensation committee also considered the following additional factors when determining whether to authorize the payment of discretionary annual performance bonuses to our named executive officers:

•	33% increase in our per share stock price during the year ended December 31, 2010;
•	Closing of a public offering of our common stock in November 2010, which provided us with net proceeds of approximately $59.3 million for use in the continued execution of the our operating plan;
•	Continuing to drive MAKOplasty adoption through our extensive clinical research program; and
•	Consummation of key strategic alliances for the development of future advanced products to prepare for our anticipated growth.

In recognition of the achievements described above, and in light of our overall 2010 performance and the contribution of all executive officers in achieving this performance,  the compensation committee exercised its discretion to authorize the payment of a discretionary annual performance bonus to each of the named executive officers in the amounts set forth below, which bonuses reflected a 2010 MAKO Metrics Scorecard Percentage of 120% (which was within the range of 80% to 200% originally contemplated by the compensation committee under the 2010 Leadership Cash Bonus Plan).

Name	2010 Annual Performance Bonus
Maurice R. Ferré, M.D.	$240,149
Fritz L. LaPorte	$103,346
Ivan Delevic	$ 70,244
James E. Keller	$ 52,377 (1)
Richard Leparmentier	$ 52,789 (1)
__________________________
(1) Prorated based on date of hire.

Long-Term Equity Compensation

We grant stock options and restricted stock to our named executive officers, as we believe that such grants further our compensation objectives of aligning the interests of our named executive officers with those of our stockholders, encouraging long-term performance, and providing a simple and easy-to-understand form of equity compensation that promotes executive retention. We view such grants both as incentives for future performance and as compensation for past accomplishments.

We historically have made grants of equity to named executive officers in connection with their initial hire.  We continued this practice when Messrs. Keller and Leparmentier joined our company in March 2010, granting each of them an option to purchase 75,000 shares of our common stock.  The number of stock options or shares of restricted stock granted to each named executive officer, including Messrs. Keller and Leparmentier, in connection with such executive’s initial hire, was determined based upon negotiations with each executive, represented the number necessary to recruit each executive from his then-existing position and reflected the compensation committee’s subjective evaluation of the executive’s experience and potential for future performance. In addition, we have made annual grants and additional discretionary grants, from time to time, as determined by the compensation committee or our Board of Directors, as applicable, taking into consideration such factors as individual performance and competitive market conditions. The compensation committee determined the timing of any such equity grant based on the achievement by the named executive officer and not any effort to time the grants in coordination with changes in our stock price.

We have traditionally granted stock options and performance-based restricted stock, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased market price of our common stock. We have also determined that the use of time-based restricted stock is appropriate in certain situations as a retention tool.  Prior to the completion of our initial public offering in February 2008, all stock option and restricted stock grants were made pursuant to our company’s 2004 Stock Incentive Plan and our Board of Directors, based on the recommendation of our compensation committee, determined the exercise price based on internal or third-party valuation reports. Since the completion of our initial public offering, all option grants have been approved by the compensation committee and made pursuant to our 2008 Omnibus Incentive Plan, and the exercise price of stock options is based on the fair market value of our common stock on the grant date, which is equal to the closing price of our common stock on that date.

In connection with the compensation committee’s annual review of each named executive officer’s individual performance, in February 2010, the committee approved the grant of incentive stock options, reflected in the table below, to each of our named executive officers except for Messrs. Keller and Leparmentier, who had not yet joined our company, and the grant of restricted stock, reflected in the table below, to Dr. Ferré.  All of the options and restricted stock vest ratably on a quarterly basis over a four-year period starting on the date of grant.

Name	Incentive Stock Options	Restricted Stock
Maurice R. Ferré, M.D.	100,000	100,000
Fritz L. LaPorte	63,000	—
Ivan Delevic	63,000	—

As discussed above, in late 2009, the compensation committee engaged Radford Surveys and Consulting to provide consulting services to the committee with respect to 2010 executive compensation, including an evaluation of the company’s policies with respect to Dr. Ferré’s long-term equity compensation. Radford proposed a long-term equity incentive strategy that will guide Dr. Ferré’s long-term equity compensation through the end of 2014.  The proposed strategy included awards to Dr. Ferré in 2010 and 2011, reflected in the table below, of restricted stock with vesting to occur upon the satisfaction of certain targets related to our stock price and completion of a certain period of service and incentive stock options that vest ratably on a quarterly basis over a four-year period.  Following its review of the long-term equity incentive strategy proposed by Radford, the compensation committee approved the 2010 components of the strategy in April 2010 and the 2011 components in February 2011 in order to retain Dr. Ferré and motivate his performance in an effort to continue to improve stockholder value.

Grant Date	Incentive Stock Options	Restricted Stock
April 13, 2010	100,000	75,000
February 3, 2011	150,000	300,000

Employee Stock Purchase Plan

We have not adopted any formal employee equity ownership requirements or guidelines. In 2007, we adopted the 2008 Employee Stock Purchase Plan to encourage equity ownership by all of our employees, which became effective immediately upon completion of our initial public offering in February 2008. We offer subscriptions for shares of our common stock pursuant to the plan to eligible employees, including our named executive officers.  Our named executive officers may participate in the plan on the same basis as all other eligible participants, who include substantially all of our salaried employees.

Perquisites and Other Benefits

As a general matter, we do not intend to offer perquisites or other benefits to any executive officer, including the named executive officers, with an aggregate value in excess of $10,000, because we believe we can provide better incentives for desired performance with compensation in the forms described above. We recognize that, from time to time, it may be appropriate to provide some perquisites or other benefits in order to attract, motivate and retain our executives, with any such decision to be reviewed and approved by the compensation committee as needed.

In connection with our hiring of Messrs. Keller and Leparmentier, we agreed to reimburse each of them for reasonable relocation expenses up to a total gross amount of $100,000 and $129,000, respectively, subject to applicable payroll taxes for non-reimbursable items.  Additionally, we agreed to reimburse Mr. Leparmentier for reasonable expenses relating to his professional education up to a total net payment, after deduction of applicable payroll taxes, of $16,000.  We agreed to provide these benefits to Messrs. Keller and Leparmentier as a result of an arm’s length negotiation with each of them over the terms of their respective employment with our company, to encourage them to relocate to the Fort Lauderdale, Florida area and based on the compensation committee’s subjective evaluation of each of Messrs. Keller’s and Leparmentier’s likely contributions to the future performance of our company and the terms of the compensation packages provided to previously hired executives.  To protect us in the event Messrs. Keller’s and Leparmentier’s employment terminates within the first two years of employment, the relocation and professional education expense benefits are subject to prorated recoupment if their respective employment terminates for any reason, other than by Messrs. Keller and Leparmentier for good reason, within such period.

Employment Agreements and Change in Control Arrangements

Each of our named executive officers has an employment agreement that provides for severance payment arrangements following specified termination events.  We have entered into these employment agreements because we believe they are necessary to retain our named executive officers and to obtain their agreement to post-employment restrictions, such as non-competition, non-solicitation and confidentiality, that protect our interests.  We negotiated the severance provisions in the employment agreements with each of the named executive officers based on what the compensation committee believed, in its experience, to be a reasonable, but not overly generous, severance package to each executive and necessary to retain the executive.  The terms of the employment agreements are discussed below under “Executive Compensation – Employment Agreements.”

In February 2009, the compensation committee approved an amended and restated form of employment agreement for certain of our senior vice presidents because we believed it was necessary to expand the post-employment restrictions to provide greater protection to our company as it expands its business and to align our employment agreements with those utilized by similarly situated public companies. Following the committee’s approval, we entered into an amended and restated employment agreement with Mr. LaPorte and an amendment to Dr. Ferré’s existing employment agreement.  These amendments broadened the post-employment noncompetition and non-solicitation restrictions so that the restrictions apply to any image guided surgical device and/or software used in combination with any surgical robotic device and/or software in the field of orthopedics.  The employment agreements for Messrs. Delevic, Keller, and Leparmentier contain these expanded noncompetition and non-solicitation restrictions.  In consideration for these changes, we also agreed to the following modifications to the employment agreement of Mr. LaPorte:

•

Accelerated vesting of equity awards that vest based on time upon termination of employment as a result of death, disability, without cause or for good reason or upon the occurrence of a change in control of our company.

•	Increased severance payments upon termination of employment and the occurrence of a change in control of our company.
•	Eighteen month period of noncompetition and non-solicitation of employees and customers following termination of employment as a result of a change in control (lengthened from a twelve month period).

Dr. Ferré’s employment agreement already provided for accelerated vesting of equity awards upon a change in control of our company.  We had agreed to such accelerated vesting as a result of an arm’s length negotiation with Dr. Ferré over the terms of his agreement.  The severance arrangements for all of our named executive officers include a “double trigger,” meaning that they would not be entitled to severance payments under their employment agreements upon a change in control of our company, unless specific additional events occur, such as a material adverse change in responsibilities.

The compensation committee does not take into account severance packages in determining the amounts of other elements of compensation, such as base salary, cash bonus, stock option grants and restricted stock grants. See “Executive Compensation—Termination and Change in Control Payments” below for a description of the severance and change in control arrangements for our named executive officers.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our named executive officers. While we consider the applicable accounting and tax treatment, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to covered employees, unless specific and detailed criteria are satisfied. Performance-based compensation, as defined in the Internal Revenue Code, is fully deductible if the programs are approved by stockholders and meet other requirements. In general, we have determined that we will not seek to limit executive compensation so that all of such compensation is deductible under Section 162(m). However, from time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and, as a result, our compensation committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Sections 280G and 4999 of the Internal Revenue Code impose an excise tax on certain payments to executives made in connection with a change in control and make such payments non-deductible to the company.  The effects of Sections 280G and 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive officer’s personal compensation history.  To ensure that Dr. Ferré receives the level of benefits that we intend, the compensation committee determined that it would be appropriate to pay the cost of any excise tax imposed under Sections 280G and 4999, in the event such provisions became applicable, plus an amount needed to pay income taxes due on such additional payment.  Dr. Ferré’s employment agreement accordingly provides for such a gross-up payment, which the compensation committee believes is consistent with its goal of offering a total compensation program that takes into consideration competitive market requirements.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

MAKO Surgical Corp. COMPENSATION COMMITTEE

Charlie W. Federico, Chairman S. Morry Blumenfeld, Ph.D. Christopher C. Dewey

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid in 2010, 2009, and 2008 to our Chief Executive Officer, our Chief Financial Officer and each of the three other most highly compensated executive officers who were serving as executive officers on December 31, 2010. These five individuals are sometimes referred to collectively as the “named executive officers.”

2010, 2009, AND 2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Maurice R. Ferré, M.D. President, Chief Executive Officer and Chairman	2010	$391,796	$1,670,500	$1,322,460	$240,149	$3,675(3)	$3,628,580
	2009	$322,859	$870,000	$1,356,652	$154,998	$3,675(3)	$2,708,184
	2008	$300,000	—	$1,053,759	$150,000	$1,010(3)	$1,504,769

Fritz L. LaPorte Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer	2010	$262,724	—	$392,868	$103,346	$3,545(3)	$762,483
	2009	$243,023	—	358,192	$$58,150	$3,542(3)	$662,907
	2008	$219,499	—	$—	$$56,275	$909(3)	$276,683

Richard Leparmentier (4) Senior Vice President of Engineering	2010	$169,904	—	$552,015	$52,789	$133,120(5)	$907,828

James E. Keller(6) Senior Vice President of Regulatory Affairs and Quality Assurance	2010	$168,750	—	$509,460	$52,377	$34,909(7)	$765,496

Ivan Delevic(8) Senior Vice President of Strategic Marketing and Business Development	2010	$233,093	—	$392,868	$70,244	$65,001(9)	$761,206
	2009	$147,714	—	$390,040	$36,232	$66,767(10)	$640,753

__________________________

(1)

Amounts represent the aggregate grant date fair value of awards granted by the Company during 2010, 2009 and 2008, as computed in accordance with ASC 718, disregarding any estimated forfeitures relating to service-based vesting conditions. For a discussion of the assumptions made in the valuation of these awards, see Note 8 to Financial Statements in our Form 10-K for the year ended December 31, 2010.

(2)

Amounts for 2010 represent discretionary cash bonus payments made in respect to performance in 2010 as determined by the compensation committee, as further described above in “Compensation Discussion and Analysis - Elements of our Executive Compensation Program – Cash Bonuses.”  All payments were made in the first quarter of the year following the year in which the bonuses were earned.

(3)	Amounts represent matching contributions under our 401(k) plan.
(4)	Mr. Leparmentier joined our company on March 29, 2010.
(5)

Amount includes $106,883 of temporary housing, travel and relocation expense, a gross payment of $22,752 of tuition reimbursement, which was subject to applicable payroll taxes for non-reimbursable items, and $2,485 matching contributions under our 401(k) plan. As part of our employment agreement with Mr. Leparmentier, we agreed to cover Mr. Leparmentier’s costs of temporary housing, personal travel expense and relocation during the initial one-year employment period. We also agreed to reimburse reasonable expenses relating to professional education and professional licensing fees.

(6)	Mr. Keller joined our company on March 22, 2010.
(7)

Amount includes $33,909 of temporary housing and travel expense. As part of our employment agreement with Mr. Keller, we agreed to cover Mr. Keller’s costs of temporary housing and personal travel expense during the initial one-year employment period.

(8)	Mr. Delevic joined our company on April 27, 2009.
(9)

Amount includes $60,326 of temporary housing, travel and relocation expense and $3,675 matching contributions under our 401(k) plan. As part of our employment agreement with Mr. Delevic, we agreed to cover Mr. Delevic’s costs of temporary housing, personal travel expense and relocation during the initial one-year employment period.

(10)

Amount represents $30,000 signing bonus and $36,767 of temporary housing and travel expense. As part of our employment agreement with Mr. Delevic, we agreed to cover Mr. Delevic’s costs of temporary housing and personal travel expense during the initial one-year employment period.

2010 Grants of Plan-Based Awards

The following table sets forth information with respect to grants of plan-based awards during 2010 to the named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Maurice R. Ferré, M.D.(5)		$160,099	$200,124	$400,248	—	—	—	—
	2/04/10	—	—	—	—	100,000	$11.95	$623,600
	2/04/10	—	—	—	100,000(6)	—	—	$1,195,000
	4/13/10	—	—	—		100,000	$13.27	$698,860
	4/13/10	—	—	—	75,000(7)	—	—	$475,500

Fritz L. LaPorte		68,897	86,121	172,243	—	—	—	—
	2/04/10	—	—	—	—	63,000	$11.95	$392,868

Richard Leparmentier (8)		35,193	43,991	87,982	—	—	—	—
	3/29/10	—	—	—	—	75,000	$14.01	$552,015

James E. Keller (9)		34,918	43,648	87,295	—	—	—	—
	3/22/10	—	—	—	—	75,000	$13.00	$509,460

Ivan Delevic		46,830	58,537	117,074	—	—	—	—
	2/04/10	—	—	—	—	63,000	$11.95	$392,868

__________________________

(1)	Represents the threshold, target and maximum amounts that could be earned by each named executive officer pursuant to our 2010 Leadership Cash Bonus Plan.
(2)	Stock and option awards granted to each named executive officer during 2010 vest ratably quarterly over four years.
(3)	Equals the closing price per share of our common stock on the date of grant unless otherwise noted.
(4)	Represents the grant date fair value of the awards calculated in accordance with ASC 718.
(5)

As discussed above in “Compensation and Discussion Analysis-Cash Bonuses,” Dr. Ferré participates in the Leadership Cash Bonus Plan; however, his employment agreement provides for a target cash bonus equal to 50% of his base salary, which may be increased or decreased at the discretion of the compensation committee.

(6)	These are shares of restricted stock granted in 2010 which vest ratably quarterly over four years.
(7)

These are shares of restricted stock granted in 2010 with vesting to occur upon the satisfaction of certain performance targets. Upon satisfaction of the performance targets, 50% of the shares will vest on March 13, 2013 and 50% of the shares will vest on March 13, 2014.

(8)	Mr. Leparmentier’s threshold, target and maximum amounts were pro-rated at the time the award was granted for the portion of 2010 during which he was employed by us.
(9)	Mr. Keller’s threshold, target and maximum amounts were pro-rated at the time the award was granted for the portion of 2010 during which he was employed by us.

2010 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards of the named executive officers as of December 31, 2010:

					Stock Awards
	Option Awards				Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable
Maurice R. Ferré	—	—	—	—	6,446(1)	$98,107(1)
	—	—	—	—	61,881(2)	$941,829(2)
	—	—	—	—	68,750(3)	$1,046,375(3)
	—	—	—	—	87,500(4)	$1,331,750(4)
	—	—	—	—	75,000(5)	$1,141,500(5)
	28,635(6)	6,609(6)	$11.12	9/05/2017	—	—
	136,138(7)	61,881(7)	$9.30	2/20/2018	—	—
	132,562(8)	170,438(8)	$8.06	2/20/2019	—	—
	18,750(9)	81,250(9)	$11.95	2/04/2020	—	—
	12,500(10)	87,500(10)	$13.27	4/13/2020	—	—
Fritz L. LaPorte	69,867(11)	0(11)	$0.67	12/16/2014	—	—
	24,752(12)	0(12)	$1.27	7/18/2015	—	—
	33,003(13)	0(13)	$1.27	5/22/2016	—	—
	30,936(14)	2,067(14)	$2.48	3/26/2017	—	—
	49,503(15)	16,503(15)	$11.12	8/24/2017	—	—
	35,000(16)	45,000(16)	$8.06	2/20/2019	—	—
	11,812(17)	51,188(17)	$11.95	2/04/2020	—	—
Richard Leparmentier	14,062(18)	60,938(18)	$14.01	3/29/2020	—	—
James E. Keller	14,062(19)	60,938(19)	$13.00	3/22/2020	—	—
Ivan Delevic	31,500(20)	62,500(20)	$6.90	4/27/2019	—	—
	11,812(21)	51,188(21)	$11.95	2/04/2020	—	—

__________________________

(1)

The vesting of the shares subject to this restricted stock award is as follows: (i) 20,627 shares vested on March 26, 2007; and (ii) 61,881 shares vested ratably monthly over a 48 month period through March 26, 2011.

(2)	The 247,524 shares of restricted stock vest ratably on a quarterly basis through August 24, 2011.
(3)	The 100,000 shares of restricted stock vest ratably on a quarterly basis through May 22, 2013.
(4)	The 100,000 shares of restricted stock vest ratably on a quarterly basis through February 4, 2014.
(5)

The 75,000 shares of restricted stock will vest upon the satisfaction of certain performance targets. Upon satisfaction of the performance targets, 50% of the shares will vest on March 13, 2013 and 50% of the shares will vest on March 13, 2014.

(6)

The vesting of this stock option is as follows: (i) it vested with respect to 2,202 shares on December 5, 2007; and (ii) it vests with respect to 33,042 shares ratably quarterly over the remaining period through September 5, 2011.

(7)

The vesting of this stock option is as follows: (i) it vested with respect to 12,376 shares on May 20, 2008; and (ii) it vests with respect to 185,643 shares ratably quarterly over the remaining period through February 20, 2012.

(8)

The vesting of this stock option is as follows: (i) it vested with respect to 18,937 shares on May 20, 2009; and (ii) it vests with respect to 284,063 shares ratably quarterly over the remaining period through February 20, 2013.

(9)

The vesting of this stock option is as follows: (i) it vested with respect to 6,250 shares on May 4, 2010; and (ii) it vests with respect to 93,750 shares ratably quarterly over the remaining period through February 4, 2014.

(10)

The vesting of this stock option is as follows: (i) it vested with respect to 6,250 shares on July 13, 2010; and (ii) it vests with respect to 93,750 shares ratably quarterly over the remaining period through April 13, 2014.

(11)	This option vested with respect to all 69,867 shares on December 16, 2004.
(12)

The vesting of this stock option is as follows: (i) it vested with respect to 6,188 shares on July 18, 2006; and (ii) it vested with respect to 18,564 shares ratably monthly over a 36 month period through July 18, 2009.

(13)

The vesting of this stock option is as follows: (i) it vested with respect to 8,251 shares on May 22, 2007; and (ii) it vested with respect to 24,752 shares ratably monthly over a 36 month period through May 22, 2010.

(14)

The vesting of this stock option is as follows: (i) it vested with respect to 8,251 shares vested on March 26, 2008; and (ii) it vested with respect to 24,752 shares ratably monthly over a 36 month period through March 26, 2011.

(15)

The vesting of this stock option is as follows: (i) it vests with respect to 33,003 shares ratably quarterly over four years beginning on August 24, 2007; and (ii) it vests with respect to 33,003 shares ratably quarterly over four years beginning on February 20, 2008 subject to a satisfactory 2007 performance evaluation, which was achieved.

(16)

The vesting of this stock option is as follows: (i) it vested with respect to 5,000 shares on May 20, 2009; and (ii) it vests with respect to 75,000 shares ratably quarterly over the remaining period through February 20, 2013.

(17)

The vesting of this stock option is as follows: (i) it vested with respect to 3,937 shares on May 4, 2010; and (ii) it vests with respect to 59,063 shares ratably quarterly over the remaining period through February 4, 2014.

(18)

The vesting of this stock option is as follows: (i) it vested with respect to 4,687 shares on June 29, 2010; and (ii) it vests with respect to 70,313 shares ratably quarterly over the remaining period through March 29, 2014.

(19)

The vesting of this stock option is as follows: (i) it vested with respect to 4,687 shares on June 22, 2010; and (ii) it vests with respect to 70,313 shares ratably quarterly over the remaining period through March 22, 2014.

(20)

The vesting of this stock option is as follows: (i) it vested with respect to 6,250 shares on July 27, 2009; and (ii) it vests with respect to 93,750 shares ratably quarterly over the remaining period through April 27, 2013. As of December 31, 2010, Mr. Delevic had exercised this option with respect to 6,000 shares.

(21)

The vesting of this stock option is as follows: (i) it vested with respect to 3,937 shares on May 4, 2010; and (ii) it vests with respect to 59,063 shares ratably quarterly over the remaining period through February 4, 2014.

2010 Option Exercises and Stock Vested

The following table sets forth information with respect to options exercised and stock vested during 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Maurice R. Ferré, M.D.	—	—	96,998	$1,184,019
Fritz L. LaPorte	—	—	—	—
Richard Leparmentier	—	—	—	—
James E. Keller	—	—	—	—
Ivan Delevic	6,000	$37,192	—	—

__________________________

(1)	Value realized is the amount by which the market value of our common stock on the date of exercise exceeds the exercise price, multiplied by the number of shares for which the option was exercised.
(2)

Value realized on vesting is determined by multiplying the number of vested shares by the price of our common stock on the vesting date. This amount is not intended to represent the value, if any, that is actually realized by the individual.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers.

We entered into an amended and restated employment agreement with Dr. Ferré effective November 12, 2007, which superseded and replaced his prior employment agreement.  The agreement had an initial term through December 31, 2010 and provides for automatic renewal for successive one-year terms unless either party gives 120 days’ notice of its intention not to renew the agreement. Under the employment agreement, the initial base salary was set at $300,000 and Dr. Ferré has an opportunity to earn a performance bonus with a target of 50% of his base salary, which performance bonus may be higher or lower based on the attainment of performance criteria that we establish. For a description of severance arrangements, see “Termination and Change in Control Payments” below.  As noted above, in February 2009, we entered into an amendment to Dr. Ferré’s employment agreement that provided for broader post-employment noncompetition and non-solicitation restrictions.  In February 2010, we entered into a second amendment to Dr. Ferré’s employment agreement that provides for Dr. Ferré to participate in and be subject to the Company’s leadership cash bonus plan for 2010 and beyond.

We entered into an amended and restated employment agreement with Mr. LaPorte effective February 13, 2009, which superseded and replaced his prior employment agreement and provided for broader post-employment noncompetition and non-solicitation restrictions; accelerated vesting of equity awards that vest based on time upon the occurrence of a change in control of our company or upon termination of employment as a result of death, disability, without cause or for good reason; increased severance payments upon termination of employment and the occurrence of a change in control of our company; and longer noncompetition and nonsolicitation periods following termination of employment as a result of a change in control. The agreement had an initial term through January 1, 2010 and provides for automatic renewal for successive one-year terms unless either party gives 90 days’ notice of its intention not to renew the agreement.

We entered into an employment agreement with each of Messrs. Delevic, Keller, and Leparmentier effective April 27, 2009, March 22, 2010, and March 29, 2010, respectively, when each of them joined our company.  Each agreement had an initial term of one year and provides for automatic renewal for successive one-year terms unless either party gives 90 days’ notice of its intention not to renew the agreement. In April 2010, we entered into an amendment to Mr. Delevic’s employment agreement to provide certain clarifications with respect to Mr. Delevic’s relocation benefits.

Under the terms of each employment agreement, each named executive officer executive is eligible to participate in various benefits programs that are available to our employees generally. In addition, the employment agreements provided for certain payments to be made to each named executive officer upon termination of employment. For a description of the terms of our named executive officers’ arrangements concerning terminations of employment, including an estimation of the payments to be made, see “Termination and Change in Control Payments” below.

Termination and Change in Control Payments

Dr. Ferré

The employment agreement for Dr. Ferré provides for the payment of severance benefits if Dr. Ferré is terminated without “cause” or if Dr. Ferré resigns for “good reason.” Upon such a termination, Dr. Ferré will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses, and one times the sum of (i) Dr. Ferré’s annual salary and (ii) the average of the two highest cash bonuses received by him during the preceding three completed fiscal years in a lump sum payment; provided that if the termination occurs in anticipation of a change in control of our company or within two years thereafter, the applicable multiplier will be two instead of one, and he will be entitled to accelerated vesting of equity awards that vest based on the passage of time, a payment of a prorated bonus for the year of termination, and, assuming attainment of target performance goals, accelerated vesting of all equity awards that vest based on the attainment of performance goals at the greater of target levels or actual performance at the date of termination. Dr. Ferré is also entitled to a gross-up payment to the extent any payments payable to him in connection with a change in control become subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code. In addition, all equity awards that vest based on the passage of time vest in the event of a termination of employment due to death or disability.

Under Dr. Ferré’s employment agreement, “good reason” includes any of the following, in each case to the extent not corrected by us following thirty days’ notice from Dr. Ferré:

•

the assignment of duties materially inconsistent with Dr. Ferré’s position and status or a materially adverse change in the nature of Dr. Ferré’s duties, responsibilities and authorities from those described in his agreement;

•	a material reduction in Dr. Ferré’s annual salary or the setting of his annual target incentive opportunity in amounts materially less than those specified in his agreement;
•	relocation of Dr. Ferré’s principal work location more than twenty-five miles from our current headquarters;
•	failure to elect or reelect Dr. Ferré to our Board of Directors or his removal from the Board other than for cause;
•	our failure to obtain an agreement from any successor to us to assume the agreement; or
•	any other failure by us to perform any material obligation or provision of the agreement.

Under Dr. Ferré’s employment agreement, “cause” includes any of the following, provided that Dr. Ferré has been provided a copy of the resolution adopted by at least three-quarters of the independent members of our Board of Directors at a meeting of the Board (after reasonable notice to the executive and an opportunity for Dr. Ferré, together with his counsel, to be heard before the Board) finding that he was guilty of the specified conduct:

•	conviction for commission of a felony or a crime involving moral turpitude;
•	willful commission of any act of theft, fraud, embezzlement or misappropriation against us; or
•	willful and continued failure to perform duties, which failure is not remedied within thirty days after we provide notice.

Messrs. LaPorte, Delevic, Keller, and Leparmentier

The employment agreements in effect for Messrs. LaPorte, Delevic, Keller, and Leparmentier as of December 31, 2010 provide for the payment of severance benefits to the executive if we terminate the executive’s employment without “cause” or if the executive resigns for “good reason.” Upon such a termination, the executive will be entitled to receive all accrued but unpaid compensation, reimbursement of any outstanding reasonable business expenses and the additional benefits detailed below:

Termination by Company Without Cause or by Employee for Good Reason
Named Executive Officer	Severance Payment (termination unrelated to change in control)	Severance Payment (termination related to change in control)	Payment Method of Severance Payment	Continuation of Health Benefits	Accelerated Vesting of Equity Awards that Vest Based on the Passage of Time
Fritz L. LaPorte	9 months of annual base salary	18 months of annual base salary (1)	Lump sum	9 months	Yes
Richard Leparmentier	6 months of annual base salary	6 months of annual base salary	Monthly	6 months	No
James E. Keller	6 months of annual base salary	6 months of annual base salary	Monthly	6 months	No
Ivan Delevic	6 months of annual base salary	6 months of annual base salary	Monthly	6 months	No

__________________________

(1)

The named executive officer will be entitled to this severance payment in the event he is terminated without cause or resigns for good reason in anticipation of a change of control or within nine months after a change in control.

Under these employment agreements, “good reason” includes:

•	a material adverse change of the executive’s job responsibilities;
•

a breach by us with respect to our compensation obligations under the employment agreement, which has not been cured within thirty days after the executive provides written notice or our notice of non-renewal;

•	a decrease in executive’s base salary not equally applied (on a percentage basis) to all employees subject to an employment agreement with us; or
•	relocation of our headquarters to a location more than 100 miles from the location at the time the employment agreement was first executed.

Under the employment agreements in effect as of December 31, 2010, we have the right to terminate Messrs. LaPorte, Delevic, Keller, and Leparmentier for cause if such termination is approved by not less than two-thirds of our Board of Directors, provided the executive is given at least five days’ advance notice of such meeting and is given the opportunity to speak at such meeting. If we terminate the employment of any of these executives for cause or if the executive terminates his employment without good reason, the executive will be entitled to receive only accrued but unpaid compensation and reimbursement of any outstanding reasonable business expenses. Termination for cause may include termination as a result of any act or failure to act on the part of the executive that constitutes:

•

the willful, knowing or grossly negligent failure or refusal of the executive to perform his duties under the employment agreement or to follow the reasonable directions of the Chief Executive Officer which has continued for thirty days following written notice of such failure or refusal from the Board;

•	a breach by the executive of any fiduciary duty to us or any of our subsidiaries for which the executive is required to perform services under the employment agreement;
•	material and willful misfeasance or malfeasance by the executive in connection with the performance of his duties under the employment agreement;
•	the executive’s commission of an act which is a fraud or embezzlement;
•	the conviction of the executive for, or a plea of guilty or nolo contendere, to a criminal act that is a felony;

•	a material breach or default by the executive of any provision of the employment agreement that has continued for thirty days following notice of breach or default from the Board;
•	the executive’s willful and material breach or violation of any law, rule or regulation (other than traffic violations or similar offenses);
•	abuse of drugs or alcohol to our detriment; or
•	not maintaining his primary residence in the South Florida region.

The employment agreement for Mr. LaPorte also provides for the accelerated vesting of equity awards that vest based on time upon termination of employment as a result of death or disability, or, as described above, upon an involuntary termination of employment without cause or a voluntary termination for good reason, or upon the occurrence of a change in control of our company.

Each employment agreement includes customary non-competition and non-solicitation restrictions applicable to the executive for a period of twelve months after the termination of the executive’s employment (eighteen months if the termination is in connection with a change in control of our company for Mr. LaPorte), as well as customary confidentiality provisions.  In addition, each of these employment agreements provides that all confidential information that the executive has access to, uses or creates during his employment and all intellectual property resulting from work done by him on our behalf is our property.

Acceleration of Equity

Pursuant to the terms of restricted stock and option award agreements we have entered into with our named executive officers, generally, with the one exception described below, no additional shares of common stock subject to any outstanding restricted stock and option awards will vest after termination of or by the executive for any reason. The terms of such restricted stock and option award agreements also provide that: (a) if the executive is terminated for cause, the executive will forfeit all rights to his options and the option will expire immediately; (b) for all terminations, other than for cause, death or disability, options expire on the ninetieth day after the termination date; and (c) upon death or disability, options expire twelve months after the date of death or the date of termination resulting from disability.

Under the terms of our 2004 Stock Incentive Plan and our 2008 Omnibus Incentive Plan, in the event of a change in control, if the successor entity does not assume, continue or substitute for outstanding options and restricted stock, all outstanding shares of our restricted common stock will vest, and either (i) all options will become immediately exercisable or (ii) our Board of Directors could elect to cancel any outstanding grants of options or restricted stock and pay an amount in cash or securities.  These plans define a change in control as the dissolution or liquidation of our company; a merger, consolidation or reorganization of our company in which our company is not the surviving entity; a sale of substantially all of our assets; or any transaction that results in any person (other than certain related persons) owning 50% or more of the combined voting power of all classes of our common stock.

As described above, pursuant to the terms of our employment agreements with Dr. Ferré and Mr. LaPorte, in the event of a change in control or a termination of employment as a result of death, disability, without cause or for good reason, any unvested equity awards that vest on the passage of time would vest.   A “change in control” of our company is defined under these employment agreements to mean any of the following:

•

A transaction that results in any person (other than certain related persons) acquiring beneficial ownership of more than 50% of the voting power of the total combined voting power of our outstanding securities.

•

A change in the majority of our directors over a two year period involving directors whose election or nomination for election by our stockholders has not been approved by a supermajority of the incumbent Board.

•	Our completion of an acquisition, merger, consolidation, reorganization, business combination or disposition of assets meeting specified criteria.
•	The approval by our stockholders of a liquidation or dissolution of our company and the satisfaction or waiver of all material contingencies to such liquidation or dissolution.

Assuming a December 31, 2010 termination event, under the arrangements then in place, the aggregate severance and change in control benefits and payments to the named executive officers were estimated to be as follows:

			Change in Control
Named Executive Officer	Termination by Company Without Cause or by Employee For Good Reason		Assuming No Termination	Assuming Termination by Company Without Cause or by Employee For Good Reason		Death or Disability
Maurice R. Ferré, M.D.	$7,417,420	(1)	$6,609,641(2)	$10,071,185	(3)	$6,860,952(4)
Fritz L. LaPorte	$894,794	(5)	$583,569(2)	$1,093,536	(6)	$693,006(7)
Richard Leparmentier	$175,880	(8)	—	$175,880	(8)	$59,630(9)
James E. Keller	$171,718	(10)	—	$171,718	(10)	$59,218(11)
Ivan Delevic	$192,585	(12)	—	$192,585	(12)	$76,335(13)

__________________________

(1)

Represents a severance payment of $792,896, which equals the sum of Dr. Ferré’s base salary, as of December 31, 2010, a prorated cash bonus Dr. Ferré is entitled to with respect to his performance in 2010 as of December 31, 2010 of $240,149 and $152,499 which represents the average of the largest two cash bonuses received by Dr. Ferré for performance in 2010, 2009, and 2008, plus $14,883 associated with the continuation of healthcare coverage for Dr. Ferré and his family for one year plus $6,609,641 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(2)	Represents accelerated vesting of the named executive officer’s equity awards upon a change in control of our company.
(3)

Represents a payment of $1,345,643, which equals the sum of two times Dr. Ferré’s base salary, as of December 31, 2010, a $240,149 prorated cash bonus Dr. Ferré is entitled to with respect to his performance in 2010 and $304,998 which represents two times the average of the largest two cash bonuses received by Dr. Ferré for performance in 2010, 2009, and 2008, plus $14,883 associated with the continuation of healthcare coverage for Dr. Ferré and his family for one year plus $6,609,641 associated with the accelerated vesting of Dr. Ferré’s equity awards plus a gross-up payment of $2,101,018 as a result of these benefits to Dr. Ferré being subject to an excise tax pursuant to sections 4999 and 280G of the Internal Revenue Code.  Dr. Ferré would have been entitled to these benefits, in lieu of a severance payment, if he had been terminated without cause as of December 31, 2010 in anticipation of a change in control of our company or within two years thereafter.

In determining the amount of the excise tax gross-up included in the table above, we made the following material assumptions: a section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate.  We also assumed that no value will be attributed to reasonable compensation under any non-competition agreement. At the time of any change in control, a value may be so attributed, which would result in a reduction of amounts subject to the excise tax.

(4)

Represents a prorated cash bonus Dr. Ferré is entitled to with respect to his performance in 2010 of $240,149 plus $11,162 associated with the continuation of healthcare coverage for Dr. Ferré and his family for nine months plus $6,609,641 associated with the accelerated vesting of Dr. Ferré’s equity awards.

(5)

Represents a severance payment of $302,088, which equals nine months of Mr. LaPorte’s base salary as of December 31, 2010, and a prorated cash bonus Mr. LaPorte is entitled to with respect to his performance in 2010 of $103,346, plus $9,137 associated with the continuation of healthcare coverage for Mr. LaPorte and his family for a period of nine months plus $583,569 associated with the accelerated vesting of Mr. LaPorte’s equity awards.

(6)

Represents a payment of $500,830, which equals eighteen months of Mr. LaPorte’s base salary as of December 31, 2010, and a prorated cash bonus Mr. LaPorte is entitled to with respect to his performance in 2010 of $103,346, plus $9,137 associated with the continuation of healthcare coverage for Mr. LaPorte and his family for nine months plus $583,569 associated with the accelerated vesting of Mr. LaPorte’s equity awards.

(7)

Represents a prorated cash bonus Mr. LaPorte is entitled to with respect to his performance in 2010 of $103,346 plus $6,091 associated with the continuation of healthcare coverage for Mr. LaPorte and his family for a period of six months plus $583,569 associated with the accelerated vesting of Mr. LaPorte’s equity awards.

(8)

Represents a severance payment of $169,039, which equals six months of Mr. Leparmentier’s base salary as of December 31, 2010 and a prorated cash bonus Mr. Leparmentier is entitled to with respect to his performance in 2010 of $52,789, plus $6,841 associated with the continuation of healthcare coverage for Mr. Leparmentier and his family for a period of six months.  No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on December 31, 2010.

(9)

Represents a prorated cash bonus Mr. Leparmentier is entitled to with respect to his performance in 2010 of $52,789, plus $6,841 associated with the continuation of healthcare coverage for Mr. Leparmentier and his family for a period of six months.

(10)

Represents a severance payment of $164,877, which equals six months of Mr. Keller’s base salary as of December 31, 2010 and a prorated cash bonus Mr. Keller is entitled to with respect to his performance in 2010 of $52,377, plus $6,841 associated with the continuation of healthcare coverage for Mr. Keller and his family for a period of six months.  No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on December 31, 2010.

(11)

Represents a prorated cash bonus Mr. Keller is entitled to with respect to his performance in 2010 of $52,377, plus $6,841 associated with the continuation of healthcare coverage for Mr. Keller and his family for a period of six months.

(12)

Represents a severance payment of $186,494, which equals six months of Mr. Delevic’s base salary as of December 31, 2010 and a prorated cash bonus Mr. Delevic is entitled to with respect to his performance in 2010 of $70,244, plus $6,091 associated with the continuation of healthcare coverage for Mr. Delevic and his family for a period of six months.  No additional severance payments would be payable upon or in connection with a change in control under the agreement in effect on December 31, 2010.

(13)

Represents a prorated cash bonus Mr. Delevic is entitled to with respect to his performance in 2010 of $70,244, plus $6,091 associated with the continuation of healthcare coverage for Mr. Delevic and his family for a period of six months.

COMPENSATION RISK CONSIDERATIONS

When establishing and reviewing our compensation programs, our compensation committee considers whether such compensation programs for all employees, including our named executive officers, encourage unnecessary or excessive risk taking. We believe that our compensation programs are balanced and do not encourage unnecessary or excessive risk.  We believe we have achieved this by striking an appropriate balance between short-term and long-term incentives and by using a variety of key business measurement metrics that promote disciplined progress towards longer-term company goals to assess performance under our compensation program.

PROPOSAL TWO - ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS

We are seeking an advisory vote of our stockholders on the compensation of our named executive officers.  Our Board of Directors recommends that you vote in favor of the resolution approving the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the tables and narrative discussion contained in this proxy statement.  Since the vote is advisory in nature, the results will not be binding on our Board of Directors or our compensation committee.  However, if there is a significant vote against our executive compensation policies and procedures, our Board of Directors and our compensation committee will carefully evaluate whether any actions are necessary to address those concerns.

We have adopted what we believe to be a conservative approach to executive compensation. Our overall compensation program is designed to reward our named executive officers for long-term commitment to our Company’s success.  We emphasize performance-oriented incentives when determining the mix of elements that constitute an executive officer’s total compensation.  As we discuss more thoroughly in the Compensation Discussion and Analysis section, the following principles guide our compensation decisions:

•

Drive company performance. Our incentive plans are designed to reward annual and long-term company performance by focusing on the achievement of strategic and financial performance measures that influence stockholder value.

•	Facilitate alignment with stockholders. Our long-term incentives are delivered in the form of equity to provide executives with a direct interest in the performance of our stock.
•

Be fair and equitable. Our executive compensation programs are designed to provide compensation that is fair and equitable based on the company’s overall performance as well as the individual contributions of our executive officers. In addition to conducting analyses of market pay levels, we consider the pay of the named executive officers relative to one another and relative to other members of the executive team.

•

Provide leadership stability and continuity. Our compensation program is designed to reward both long-term contributions and retain and motivate our executive officers as well as attract new executive talent. We recognize that the stability of the leadership team enhances our company.

•	Be competitive. We conduct market pay analyses to ensure the compensation we pay our executive officers is competitive in terms of elements of pay, program design and resulting levels of pay.
•

Reflect factors of role and individual. We consider the individual situation of each of our executive officers to ensure we are compensating for the executive officer's responsibilities and individual skills and performance.

A description of our executive compensation policies and procedures can be found in the section of this proxy titled “Executive Compensation.”  Those policies and procedures include the following:

•

We link compensation to company performance through our annual leadership cash bonus plan to reward achievement of strategic and financial performance measures. We believe that incentivizing our executive officers to achieve the target performance measures in our annual leadership cash bonus plan has a direct influence on stockholder value.

•

Our compensation committee emphasizes long-term incentive opportunities when determining the mix of elements that constitute an executive officer’s total direct compensation.  More than half of the compensation paid to our executive officers in 2010 was in the form of equity awards. We believe equity awards tie a meaningful portion of compensation to our long-term stock price performance thereby aligning the interests of our executive officers with those of our stockholders.

•	We limit the perquisites we offer to executive officers because we believe we can provide better incentives for desired performance.
•	The change in control severance payment provisions within our employment agreements are “double trigger” provisions.

•	We do not permit repricing of stock options.
•	We periodically review our pay practices to ensure that they do not encourage excessive risk taking.
•	We do not guarantee salary increases or bonuses for our executive officers.

Our Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” such approval.

PROPOSAL THREE – ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are also seeking a vote, on a non-binding, advisory basis, on a resolution regarding the frequency of holding future advisory votes on the compensation of our named executive officers as disclosed pursuant to the executive compensation disclosure rules of the SEC.  Stockholders may vote to approve holding an advisory vote on the compensation of our named executive officers every one, two or three years.

After considering the benefits and consequences of each option for the frequency of submitting the advisory vote on the compensation of our named executive officers to stockholders, our Board of Directors recommends submitting the advisory vote on the compensation of our named executive officers to our stockholders annually.

We believe an annual advisory vote on the compensation of our named executive officers will allow us to obtain information on stockholders’ views of the compensation of our named executive officers on a more consistent basis. In addition, we believe an annual advisory vote on the compensation of our named executive officers will provide our Board of Directors and our compensation committee with frequent input from stockholders on our compensation programs for our named executive officers. Finally, we believe an annual advisory vote on the compensation of our named executive officers promotes corporate transparency while also allowing stockholders frequent direct input on our compensation philosophy, policies and programs.

For the reasons discussed above, our Board of Directors recommends that stockholders vote in favor of holding an advisory vote on the compensation of our named executive officers at an annual meeting of stockholders every year. Stockholders should be aware that they are not voting “for” or “against” our Board of Director’s recommendation to vote for a frequency of every year for holding future advisory votes on the compensation of our named executive officers. Rather, stockholders will be casting votes to recommend an advisory vote on the compensation of our named executive officers which may be every one, two or three years, or they may abstain entirely from voting on the proposal.

The option on the frequency of the advisory vote on the compensation of our named executive officers that receives the most votes from stockholders will be considered by our Board of Directors and compensation committee as the stockholders’ recommendation as to the frequency of holding future advisory votes on the compensation of our named executive officers. However, the outcome of this advisory vote on the frequency of holding the advisory vote on the compensation of our named executive officers is not binding on us or our Board of Directors. Nevertheless, our Board of Directors and the compensation committee will review and consider the outcome of this vote when making determinations as to when the advisory vote on the compensation of our named executive officers will again be submitted to stockholders for approval at an annual meeting of stockholders within the next three years.

Our Board of Directors recommends that you vote for future advisory votes on the compensation of our named executive officers to be held EVERY YEAR. Shares of common stock represented by executed, but unmarked, proxies will be voted for future advisory votes on the compensation of our named executive officers to be held “EVERY YEAR.”

PROPOSAL FOUR - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011, and our Board of Directors has directed management to submit the appointment of Ernst & Young LLP for ratification by the stockholders at the annual meeting.

Ernst & Young LLP has audited our financial statements since our inception in 2004. Representatives of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions from stockholders.

Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, our audit committee will consider whether to retain that firm for 2011.

A majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011. Shares of common stock represented by executed, but unmarked, proxies will be voted “FOR” such ratification.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Principal Accounting Fees and Services

Our auditors for the year ended December 31, 2010 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our auditors for fiscal year 2011.

	2010	2009
Audit fees	$768,000	$644,000
Audit-related fees	—	—
Tax fees	—	—
All other fees(1)	1,500	1,500
Total fees	$769,500	$645,500
__________________________
(1)	Represents subscription fees for the EY Online web-based research service.

Pre-Approval Policies and Procedures

The audit committee has established a pre-approval policy that provides for the pre-approval of audit, audit-related, tax and other services specifically described by the committee on an annual basis. Unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by our independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.  Mr. Pruitt, our audit committee chairman, has the delegated authority to pre-approve such services up to a specified aggregate fee amount. These pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

All audit and other fees for services set forth in the table above were pre-approved by our audit committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

AUDIT COMMITTEE REPORT

Our audit committee is composed of three “independent” directors, as determined in accordance with Rule 5605(a)(2) of The NASDAQ Stock Market’s regulations and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. The audit committee operates pursuant to a written charter adopted by our Board of Directors, a copy of which is available on the Investor Relations page of our website at www.makosurgical.com.

As described more fully in its charter, the purpose of our audit committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our company’s financial statements, our compliance with legal and regulatory requirements, and assessing the independent registered public accounting firm’s qualifications, independence and performance. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and oversee these processes. The following is the audit committee’s report submitted to our Board of Directors for 2010.

The audit committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, our independent registered public accounting firm;
•

discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their communications with the audit committee concerning independence as required by the applicable requirements of the PCAOB and discussed with Ernst & Young LLP the auditors’ independence from our company and management.

In addition, the audit committee has met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, our audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

William D. Pruitt, Chairman Christopher C. Dewey Richard R. Pettingill

The foregoing audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate it by reference into such filings.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Pursuant to the rules of the SEC, services that deliver our communications to stockholders that hold their stock through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement.  Upon oral or written request, we will promptly deliver a separate copy of the annual report to stockholders or this proxy statement to any stockholder at a shared address to which a single copy of the document was delivered.  Stockholders sharing an address may also request delivery of a single copy of the annual report or proxy statement if they are currently receiving multiple copies of such documents.  Stockholders may notify us of their requests by calling or writing to Menashe R. Frank, Senior Vice President, General Counsel and Secretary, MAKO Surgical Corp., 2555 Davie Road, Ft. Lauderdale, Florida 33317, telephone number: (954) 628-1706.

OTHER MATTERS

Our Board of Directors knows of no other matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

By Order of the Board of Directors, MAKO Surgical Corp.

Menashe R. Frank Secretary

Fort Lauderdale, Florida
April 28, 2011

We will furnish to any stockholder, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  You may obtain a copy of the Form 10-K by writing to Menashe R. Frank, Senior Vice President, General Counsel and Secretary, MAKO Surgical Corp., 2555 Davie Road, Ft. Lauderdale, Florida 33317 or on our website at www.makosurgical.com. We are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by MAKO Surgical Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it for delivery on or before June 15, 2011 in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MAKO SURGICAL CORP. CONTINENTAL STOCK TRANSFER & TRUST COMPANY 17 BATTERY PLACE, 6th FLOOR NEW YORK, NY 10004

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M35811-P07910	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAKO SURGICAL CORP.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the excepted nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the listed director nominees:
1.	Election of Directors		0	0	0
	Nominees
	01) S. Morry Blumenfeld, Ph.D. 02) John G. Freund, M.D. 03) William D. Pruitt

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

NOTE: The shares  represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all listed director nominees, FOR Proposals 2 and 4, and for 1 YEAR for Proposal 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

2.	To approve by non-binding advisory vote the compensation of our named executive officers.		0	0	0

The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To approve by non-binding advisory vote the frequency of future advisory votes on the compensation of our named executive officers.	0	0	0	0

The Board of Directors recommends you vote FOR the following proposal:
			For	Against	Abstain
4.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for 2011.		0	0	0

For address change/comments, mark here. (see reverse for instructions)					0

Please indicate if you plan to attend this meeting.			0	0
			Yes	No

Please sign exactly as your name(s) appear(s)  hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Meeting, Proxy Statement, and our 2010 Annual Report to Stockholders are available at www.proxyvote.com.

M35812-P07910

MAKO SURGICAL CORP. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2011 ANNUAL MEETING OF STOCKHOLDERS June 16, 2011

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 4, AND FOR 1 YEAR FOR PROPOSAL 3.

The stockholder(s) hereby appoint(s) Menashe R. Frank and Fritz L. LaPorte, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MAKO Surgical Corp. that the stockholder(s) is/are entitled to vote at the 2011 Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time, on June 16, 2011, at the company's headquarters, 2555 Davie Road, Ft. Lauderdale, Florida 33317, and any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side